Exhibit 10.2

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), made by and between George’s Stor-Mor Realty, LLC, a Delaware limited liability company, GSM Two, LLC, a Delaware limited liability company, 15 Chaparral, LLC, a Delaware limited liability company 2561 Sweeten Creek, LLC, a Delaware limited liability company, 2635 WL, LLC, a Delaware limited liability company, Swannnanoa Storage, LLC, a Delaware limited liability company and 3175 Storage, LLC, a Delaware limited liability company (referred to herein collectively, as the “Sellers”, and individually, as a “Seller”), having its principal office at 280 NE 2nd Avenue, Delray Beach, Florida 33444 and SST II Acquisitions, LLC, a Delaware limited liability company (herein called “Buyer”), having its principal office at 111 Corporate Drive, Suite 120, Ladera Ranch, CA 92694, Attn: H. Michael Schwartz, or its permitted assigns. Buyer and Seller are collectively referred to herein as the “Parties”.

W I T N E S S E T H:

WHEREAS, Sellers own those certain self-storage facilities together with adjacent land or vacant land respectively as set forth on Exhibit “A” attached hereto located at the addresses set forth on Exhibit “A” (collectively, the “Project”, and individually, a “Project”);

WHEREAS, each Seller’s ownership interest in the Projects is identified on Exhibit “A” attached hereto;

WHEREAS, Sellers wish to sell the Property (as hereinafter defined) to Buyer;

WHEREAS, Buyer desires to acquire the Property upon the happening of certain events contained herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency whereof being hereby acknowledged, the parties hereby agree as follows:

1. PROPERTY. The purchase and sale shall include all of Sellers’ right, title and interest in and to the following (collectively referred to as the “Property”):

A. The Project, including: (i) the land occupied by such self-storage facilities and the vacant land (collectively, the “Land”), as more particularly described on Exhibit A attached hereto, together with (a) all and singular the easements, rights-of-way, rights (including, without limitation, all development rights, declarant’s rights, air rights, water rights and riparian rights, if any), strips and gores, privileges, benefits, tenements, hereditaments and appurtenances thereunto belonging or in anywise appertaining, and (b) all right, title and interest of Sellers in and to any land lying in the bed of any street, road, avenue or alley, open or proposed, public or private, in front of, behind, or otherwise adjoining the Land, or any part of the Land, and (ii) all buildings, structures, fixtures, facilities, installations and other improvements of every kind and description now or hereafter in, on, over and under the Land (the “Improvements”), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, and fixtures, parking lots and facilities, landscaping, roadways, fences, sidewalks, maintenance buildings, security devices, signs and light fixtures (the Land and Improvements are collectively referred to as the “Real Property”).

B. All furniture, furnishings, vehicles, equipment, machinery and other tangible personal property and fixtures of every kind and description owned by Sellers located on the Real Property and used in connection with the operation, ownership or management of the Real Property (the “Personal Property”), including without limitation the items set forth on Schedule 1 attached hereto, but specifically excluding the items noted as excluded on Schedule 1.

C. All present and subsequent leases of the Real Property with tenants and/or other occupancy agreements, together with all pending applications for tenancy (collectively, the “Leases”), i.e., those leases, a list of which is set forth on Schedule 9 attached hereto, and all tenant guarantees, if any, and security deposits under the Leases except to the extent applied by Sellers pursuant to the terms of the Leases.

D. To the extent assignable, all service and maintenance contracts and equipment leases affecting the Real Property, i.e., those contracts and equipment leases listed on Schedule 2 attached hereto (the “Service Contracts”), excluding any Service Contracts rejected by Buyer as set forth in Section 4(E) below.

E. To the extent assignable and to the extent same exists, all of Sellers’ rights in and to all warranties and guaranties made by or received from any person or entity with respect to any building component, machinery, equipment, fixture or material comprising a part of any Improvement or with respect to any Personal Property (collectively, “Warranties”);

F. All current on-site books and records exclusively pertaining to the current operation of the Property, to the extent in Sellers’ possession or in the possession of the management agent of the Property (collectively, “Books and Records”), excluding any “Privileged Materials” (i.e., (i) all communications between the Sellers or any party affiliated with the Sellers in connection with the Sellers’ ownership and operation of the Property (a “Seller Party”) and any attorney for such Seller Party or any other Seller Party, and (ii) evaluations, analyses and communications among any Seller Party and any person regarding the Property, Buyer, the transaction evidenced by this Agreement, or Sellers’ marketing of the Property, which evaluations, analyses and communications are intended by any Seller Party to be confidential;

G. All of Sellers’ interest, if any, in the right to the use of all existing telephone numbers used by Sellers at the Property, together with any rights of the Sellers to the use of the transferable telephone exchange numbers, logos, designs, trade names, including but not limited to the trade names on Exhibit “B” attached hereto, trademarks, service marks, copyrights, and other intellectual property, including the website presently being used by the Sellers or assigns, including any domain registrations and administrator rights in connection therewith (collectively, “Intangible Property”); except Sellers make no warranty of title or usage with respect to any of the above listed Intangible Property.

H. To the extent assignable and available, all licenses, permits, building inspection approvals, certificates of occupancy, approvals, subdivision maps and entitlements, if any, issued, approved or granted by Governmental Authorities (as defined below) in connection with the Real Property (collectively, “Licenses and Permits”).

I. All of Sellers’ interest in, if any, and to the extent available or in Sellers’ possession, all plans and specifications, engineering plans and studies, as-built drawings, floor plans, and landscape plans pertaining to the Real Property in Sellers’ actual possession (the “Plans and Specs”).

The Property does not include Sellers’ cash, cash equivalents, deposit accounts, prepaid insurance or other items, amounts held in escrow by Sellers’ lender or deposits with utility or service providers. However, those amounts held in escrow for taxes, insurance and reserves by Lender (hereinafter defined) in connection with the Loan (hereinafter defined), as set forth on Exhibit E attached hereto shall be reflected as a credit to Seller from Buyer on the closing statement and said escrows shall be assigned by Seller to Buyer at Closing.

2. PURCHASE PRICE; DEPOSIT.

A. The purchase price for the Property [excluding the 3175 Parcel as defined in Paragraph 55 below] shall be Ninety Three Million and No/100 Dollars ($93,000,000.00) (the “Property Purchase Price”). The purchase price for the 3175 Parcel shall be Three Million and No/100 Dollars ($3,000,000.00) (the “Parcel Purchase Price”). The Property Purchase Price and the Parcel Purchase Price are collectively referred to herein as the “Purchase Price”.

As to that portion of the Property that is encumbered by the Loan, the Purchase Price shall be paid and/or otherwise satisfied as follows: (a) Buyer shall assume at Closing (the “Loan Assumption”), by the execution and delivery of assumption documentation (the “Loan Assumption Documents”) in form and substance acceptable to Buyer in its sole discretion, (i) the Sellers’ obligations under that certain Promissory Note dated July 15, 2014 (the “Note”), executed by Sellers, George’s Stor-Mor Realty, LLC and GSM Two, LLC and payable to the order of Goldman Sachs Mortgage Company, a New York limited partnership (“Lender”), in the original principal amount of Forty Seven Million Two Hundred Forty Nine Thousand Nine Hundred Ninety Nine and no/100 Dollars ($47,249,999.00), and secured by the liens and security interests created by that certain Deed of Trust, Assignment of Rents and Leases, Collateral Assignment of Property Agreements, Security Agreement and Fixture Filing of even date therewith (the “Mortgage”), executed by Sellers, George’s Stor-Mor Realty, LLC and GSM Two, LLC in favor of Lender, and recorded in Book 5225, Page 790, of the Real Property Records of Buncombe County, North Carolina, and Book 2672, Page 100 of the Real Property Records of Henderson County, North Carolina; and (ii) Seller’s obligations under the Mortgage and all other documents evidencing, securing and/or otherwise executed in connection with the loan (the “Loan”) evidenced by the Note (all such other documents, together with the Note and the Mortgage, being herein collectively called the “Loan Documents”), and (b) Buyer shall pay to Sellers at Closing, by wire transfer of immediately available funds to the Escrow Agent (hereinafter defined) on the Closing Date, in accordance with wire transfer instructions to be provided by the Escrow Agent, an amount in cash equal to the difference between (i) the Purchase Price for the Property encumbered by the Loan, less (ii) the then unpaid principal balance of the Note as of Closing, subject to such prorations and adjustments as are provided for in this Agreement.

In addition to all other terms and provisions hereunder regarding Closing, it shall be a condition to Closing for the Buyer and its affiliates, on the one hand, and Sellers and their affiliates on the other hand, to have previously closed under those certain companion purchase and sale agreements for the Florida and Maryland properties listed on Schedule 10 attached hereto (the “Companion Agreements”), except as may be otherwise expressly set forth herein. Nothing herein referencing the obligations of the Buyer to close under the Companion Agreements shall in any way modify or abrogate the Buyer’s absolute obligation to close under this Agreement strictly in accordance with the terms and provisions hereof.

The Purchase Price including the Deposit (hereinafter referred to, payable in accordance with this provision) and all other payments hereunder shall be payable by wire transfer of immediately available federal funds to the “Escrow Agent” (as defined in Section 5(B) below).

B. Within three (3) business days following the Effective Date, Buyer shall deposit the sum of Three Million and No/100 Dollars ($3,000,000.00) (the “Initial Deposit”) with the Escrow Agent, covering the initial earnest money deposit obligations of Buyer under this Agreement and the Companion Agreements, which Initial Deposit shall be allocated among the properties covered by such Purchase and Sale Agreements as set forth on Exhibit “C” attached hereto. For the avoidance of doubt, it is understood and agreed that the Initial Deposit consists of an aggregate of Three Million and No/100 Dollars ($3,000,000.00), which will constitute the required initial earnest money deposits under this Agreement and the Companion Agreements. Within two (2) business days after expiration of the Due Diligence Period (as defined in Section 4(B), provided Buyer has not terminated this Agreement in accordance with the terms hereof, Buyer shall deposit an additional Three Million and No/100 Dollars ($3,000,000.00) with Escrow Agent (the “Second Deposit”) covering the Second Deposit obligations of Buyer for this Agreement and the additional deposit obligations of Buyer under the Companion Agreements, which Second Deposit shall be allocated among the properties covered by such Purchase and Sale Agreements as set forth on Exhibit “C” attached hereto. For the avoidance of doubt, it is understood and agreed that the Second Deposit consists of an aggregate of Three Million and No/100 Dollars ($3,000,000.00), which will constitute the required additional earnest money deposits under this Agreement and the Companion Agreements. Upon closing of the Companion Agreements Four Million and No/100 Dollars ($4,000,000.00) of the Deposit shall be applied to the purchase price under the Companion Agreements. Within three (3) business days of the closing of the Companion Agreements, Buyer shall make an additional earnest money deposit hereunder with Escrow Agent in the amount of Three Million and No/100 Dollars ($3,000,000.00) (the “Third Deposit”). Hence, upon closing of the Companion Agreements and posting of all deposits hereunder, the total deposit allocated to this Agreement shall be $5,000,000.00 (The Initial Deposit, Second Deposit and Third Deposit, if made, with any interest earned thereon, if any, are hereinafter referred to collectively as the “Deposit”). If this Agreement is not terminated during the Due Diligence Period, the Deposit shall be non-refundable except in the event of a Seller default, casualty, condemnation or environmental issue as more particularly set forth herein, or except as may be otherwise expressly set forth in this Agreement.

C. By executing the Receipt as provided herein, Escrow Agent hereby acknowledges receipt by Escrow Agent of the Initial Deposit paid by Buyer to be applied to the Purchase Price of the Property as set forth on Exhibit “C” and in accordance with Paragraph 9 herein. The Escrow Agent also acknowledges that the Initial Deposit constitutes the required earnest money deposits under this Agreement and the Companion Agreements under the terms hereof and thereof. Escrow Agent agrees to hold, keep and deliver said Deposit and all other sums delivered to it pursuant hereto in accordance with the terms and provisions of this Agreement. Upon receipt of the Deposit, Escrow Agent shall invest the Deposit in an interest-bearing account with a federally-insured financial institution acceptable to Buyer, which will be applied at Closing to the Purchase Price. Any interest earned on the Deposit shall be considered part of the Deposit and shall be deemed to have been earned by and constitute taxable income of Buyer. At each Closing under this Agreement, Escrow Agent shall release the allocable portion of the Deposit to Sellers, as set forth on Exhibit “C”, which portion shall be credited against the Purchase Price due hereunder at such Closing.

Escrow Agent may charge such customary and usual fees for its services in holding the Deposit hereunder, which fees shall be equally split among Sellers and Buyer. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement, Escrow Agent is acting in the capacity of a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the negligence or willful malfeasance of Escrow Agent. In the event of any disagreement between Buyer and Sellers resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby, or (b) all differences shall have been adjusted by agreement between Sellers and Buyer, and Escrow Agent shall have been notified in writing of such agreement signed by the parties hereto. Provided Buyer has not terminated this Agreement in accordance with the terms hereof, following Buyer’s deposit of the Second and Third Deposits, Escrow Agent shall not be required to disburse any of the monies held by it under this Agreement unless in accordance with either a joint written instruction of Buyer and Sellers or an Escrow Demand from either Buyer or Seller in accordance with the provisions hereinafter. Except as provided below, other than a joint closing direction from the Buyer and Sellers to disburse monies upon Closing, upon receipt by Escrow Agent from either Buyer or Sellers (the “Notifying Party”) of any notice or request (the “Escrow Demand”) to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement, Escrow Agent shall give written notice to the other party (the “Notified Party”). If within five (5) days after the giving of such notice, Escrow Agent does not receive any written objection to the Escrow Demand from the Notified Party, Escrow Agent shall comply with the Escrow Demand. If Escrow Agent does receive written objection from the Notified Party in a timely manner, Escrow Agent shall take no further action until the dispute between the parties has been resolved pursuant to either clause (a) or (b) above. Further Escrow Agent shall have the right at all times to pay all sums held by it (i)

to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties hereto has arisen, whereupon Escrow Agent’s obligations hereunder shall terminate.

Notwithstanding the foregoing to the contrary, in the event Buyer timely exercises Buyer’s right to terminate this Agreement during the Due Diligence Period, the Deposit shall be immediately returned to Buyer, without the consent or joinder of Sellers being required and notwithstanding any instructions to the contrary which might be provided by Sellers, and Sellers shall not have any right to object thereto and, pursuant hereto, all Companion Agreements (by this provision incorporated into each Companion Agreement) shall also terminate (whereupon all earnest money deposits under each Companion Agreement similarly shall be returned to Buyer, without the consent or joinder of the seller under such Companion Contract being required and notwithstanding any instructions to the contrary which might be provided by such seller), and no party hereto shall have any further obligation under this Agreement except for such obligations which, by their terms, expressly survive the termination of this Agreement. In the event Buyer terminates this Agreement for any other reason then, except as may be otherwise expressly set forth in this Agreement, Escrow Agent may only release the Deposit upon the joint mutual written instructions of Sellers and Buyer.

Sellers and Buyer jointly and severally agree to indemnify and hold harmless said Escrow Agent from any and all costs, damages and expenses, including reasonable attorneys’ fees, that said Escrow Agent may incur in its compliance of and in good faith with the terms of this Agreement; provided, however, this indemnity shall not extend to any act of negligence or willful malfeasance on the part of the Escrow Agent.

3. COSTS. Upon Closing, Sellers shall pay (a) all documentary stamp taxes, excise taxes, surtaxes, transfer taxes or similar taxes due on recording the Deed or otherwise payable in connection with the transfer of the Property, (b) all costs and expenses relating to retirement of any and all indebtedness secured by the Property (other than with respect to the Loan), including without limitation prepayment penalties, yield maintenance fees, defeasance costs and the costs of recording all mortgage cancellations, and (c) all costs relating to the base owner’s policy of title insurance for each parcel of Real Property that comprises the Property (collectively, the “Title Policy”) to be delivered by Sellers to Buyer at Closing pursuant to the terms hereof. However, at Closing, Buyer shall contribute an aggregate amount of $100,000 (the “Contribution”) to the Seller’s cost of title insurance. The Contribution shall be allocated amongst this Agreement and the Companion Agreements in Seller’s discretion. Buyer shall pay (r) Lender’s fees and costs in connection with the assumption of the Loan (including the non-refundable assumption fee in the amount of  1⁄2% of the principal indebtedness per the Loan Documents) and all recordation or similar mortgage taxes in connection with said assumption, (s) all recording fees relating to the Deed, (t) all of Buyer’s attorneys’ fees, (u) all costs in connection with Buyer’s due diligence (including the cost of all environmental studies conducted by Buyer), (v) all costs relating to extended coverage and/or any endorsements desired by Buyer with respect to the Title Policy, (w) all survey costs, (x) all Buyer’s financing costs, (y) any sales tax due on the Personal Property, and (z) all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the buyer of similar property. Upon Closing, Sellers additionally shall pay all of Sellers’ attorneys’ fees, and all other costs and expenses incidental to or in connection with closing this transaction customarily paid for by the seller of similar property.

4. DUE DILIGENCE PERIOD; TERMINATION RIGHT.

A. From and after the date hereof, and until the sooner of Closing or the termination of this Agreement, Buyer may cause one or more surveyors, attorneys, engineers, auditors, architects, and/or other experts of its choice to undertake an investigation into all aspects of the Property including, by way of illustration and not of limitation, title, structural integrity, evaluation of physical condition and mechanical, plumbing, electrical and HVAC systems, existence of hazardous substances or other environmental contamination concerns, surveys, engineering, economic feasibility, rent rolls, fitness for Buyer’s intended purposes and permits and approvals required for operation or future development. Sellers shall give Buyer access and entry on the Property at all reasonable times.

Seller Deliverables. On or before the fifth (5th) business day following the Effective Date, Sellers shall deliver to Buyer or shall make available at the Property (to the extent not already provided to Buyer), for Buyer’s examination and copying (at Buyer’s expense), copies of all of the following listed on Schedule 3 hereto (collectively, “Seller Deliverables”) to the extent in the possession of Sellers or their agent. After the expiration of the Due Diligence Period, Buyer shall not have any option to condition its obligation to close the transaction based on a claim that the Seller Deliverables are deficient or incomplete.

During the Due Diligence Period, and until Closing, for any entry onto the Property, subject to the rights of tenants under the Leases, Buyer shall give Seller twenty four hours’ written or telephonic notice prior to any entry onto the Property by Buyer or any of its representatives or agents. Sellers shall have the right to have one or more representatives accompany Buyer on all such inspections and Buyer shall not be permitted to enter the Property without a representative of Sellers unless Sellers have declined to have a representative present. After the expiration of the Due Diligence Period and the posting of its Second Deposit Buyer may enter the Property without a Seller representative provided that Buyer provides Sellers twenty-four hours’ notice. Notwithstanding anything to the contrary herein, Sellers shall have no liability whatsoever to Buyer with respect to any matter disclosed in the Sellers’ Deliverables, or actually known by Buyer or its agents or counsel prior to the end of the Due Diligence Period, subject to Sellers’ representations and warranties set forth in this Agreement and in the documents delivered at Closing.

B. Unless Buyer shall give Sellers written notice that Buyer has elected to terminate this Agreement on or before 5:00 p.m. Eastern Time on the forty fifth (45th) day following the Effective Date (the “Due Diligence Period”), then the Agreement shall proceed to Closing and the Deposit shall be non-refundable to Buyer, except in the event of a Seller default or as otherwise expressly set forth in this Agreement. If Buyer timely terminates this Agreement as set forth above, then this Agreement, and all Companion Agreements shall, thereafter, be deemed null, void and of no further force or effect, the Deposit shall be returned to Buyer, without the consent or joinder of Sellers being required and notwithstanding any instructions to the contrary which might be provided by Sellers, and neither party shall have any further rights or obligations under this Agreement, or under any Companion Agreement, except for those provisions that expressly survive the termination of this Agreement and the Companion Agreements. If not so terminated by Buyer, then this Agreement shall continue in full force and effect according to its terms, Buyer shall deposit the Second Deposit within two (2) business days after the expiration of the Due Diligence Period in accordance with Section 2B, and the Deposit (including the Third Deposit when made) shall be nonrefundable except as otherwise expressly set forth herein. If Buyer terminates as set forth above, Buyer shall provide all written reports (whether hard copies or electronic) obtained by Buyer during its Due Diligence to the Sellers and in Buyer’s possession or control within ten (10) business days after termination, provided the preparer of such report consents to such delivery to Sellers, which reports shall be provided without representation or warranty of any kind, and shall return to Sellers all Seller Deliverables provided to the Buyer at no cost and all other electronic and hard copies of any Due Diligence information and Seller Deliverables shall be destroyed by the Buyer.

C. Buyer shall be responsible for payment of all of the costs of its due diligence activities, including without limitation all engineering and environmental reports and surveys, and all financial and Lease audits. Buyer shall be liable for all damage or injury to any person or property resulting solely from or arising solely out of any such inspection, testing, investigation or survey by Buyer, except for any liability arising out of any (i) pre-existing conditions at the Property, (ii) environmental conditions which exist on the Property not as a result of the actions of Buyer, (iii) diminution in value resulting from the discovery by Buyer of any conditions which exist on the Property not as a result of Buyer’s acts, and (iv) Sellers’ or Sellers’ agents’ employees’ or representatives’ negligence, intentional acts, or willful misconduct, and Buyer shall indemnify, defend and hold harmless Sellers and their agents, employees, officers, directors, affiliates, advisors, and management company from any loss, liability or damage resulting therefrom, excluding liabilities arising out of the matters described in subparagraphs (i) through (iv) above. Buyer shall indemnify and hold Sellers harmless from and against any and all loss, claims, damage and expense arising out of entry by Buyer or its agents onto the Property and any testing performed thereon, other than with respect to the items set forth in (i)-(iv) above. Buyer shall restore the Property to substantially its condition existing immediately prior to Buyer’s inspection, testing, investigation and survey thereof. Buyer shall take reasonable efforts to cause its entry, inspections and testing (if any) to be conducted in a manner so as to minimize disruption to staff and tenants at the Property, but in no event shall Buyer cause any disruption to any tenant which would violate any tenant’s lease. Buyer shall conduct no invasive tests upon the Real Property or the Improvements without the prior, written permission of the Sellers.

D. Buyer shall maintain commercial general liability insurance with broad form contractual and personal injury liability endorsements with respect to Buyer’s activities on the Property pursuant to this Section 4, naming Sellers and Mindful Management, LLC as additional named insureds. Such liability insurance shall be on an occurrence basis and shall provide combined single limit coverage of not less than Two Million Dollars ($2,000,000.00) (per occurrence and in the aggregate) for bodily injury, death and property damage, by water or otherwise. The provisions of this Section 4D shall survive the Closing or termination of this Agreement.

E. Buyer will notify Sellers of any Service Contracts it wishes to terminate within two (2) business days prior to the expiration of the Due Diligence Period, and Sellers will provide timely notification under the notice provisions of such Service Contracts to any such service contract provider whose contract is capable of being terminated without cancellation or termination payment thereunder, that such contract is terminated effective as of the date of the Closing. If any such service contract is not capable of being terminated without payment of a cancellation fee, Buyer agrees, during the Due Diligence Period to either accept such Service Contract, or provide Sellers a credit for such cancellation fee at Closing, in which latter event Sellers shall cause such Service Contract to be terminated effective as of the date of the Closing.

5. TITLE; TITLE EXAMINATION; OBJECTIONS TO TITLE.

A. Sellers shall, at each closing hereunder, convey to Buyer good and marketable fee simple title to the applicable portion of the Real Property by the Deed (defined in Section 11 (A)(1) below), together with the benefit of all easements that benefit the Real Property, subject to the following (collectively items (i) – (iii), the “Permitted Exceptions”): (i) the Leases (but without any party under the Leases having any right or option to purchase all or any portion of the Property); (ii) ad valorem real estate taxes for the current year and subsequent years which are not yet due and payable; and (iii) any other exceptions not objected to by Buyer under Section 5C. Buyer shall have an opportunity to review the foregoing Permitted Exceptions and make objections in accordance with Section 5C below. Title to the Personal Property purchased herein shall be conveyed to Buyer by Bill of Sale in their “as is” condition as of Closing, free and clear of all liens and encumbrances.

B. Sellers shall deliver to Buyer within five (5) days after the Effective Date (to the extent not already delivered) a copy of their most recent policies for title insurance in their actual possession. Within ten (10) business days after the Effective Date, Sellers will deliver to Buyer current title commitments (collectively, the “Title Commitment”) for each parcel of Real Property comprising the Property showing Buyer as the proposed insured in the amount of the Purchase Price for said parcel from First American Title Insurance Company, Attention: Yessie A. Gonzalez, 2121 Ponce de Leon Boulevard, Suite 710, Coral Gables, Florida 33134; phone: 1-305-908-6253; yegonzalez@firstam.com (herein referred to as “Escrow Agent” or the “Title Company”), together with legible copies of all title exceptions listed therein. Seller will provide to Buyer its most recent surveys of the Real Property (if not already delivered) within five (5) days of execution of this Agreement, if any such survey is available. Buyer may order updated surveys for each parcel of Real Property comprising the Property (collectively, the “Survey”) at its sole cost and expense.

C. If the Title Commitment or the Survey of the Real Property discloses exceptions to title other than those Permitted Exceptions listed in Section 5(A)(i) and (ii) above, and any such exception is not acceptable to Buyer, in its sole discretion, then Buyer shall be entitled to object to same (all items so objected to being hereinafter collectively referred to as the “Title Objections”), pursuant to a written notice to Sellers (the “Title Objection Notice”), which Title Objection Notice shall be provided to Seller not later than thirty (30) days following Buyer’s receipt of the Title Commitment, legible copies of all title exceptions listed therein and the Survey (the “Title Review Period”). In the event Buyer fails to deliver a Title Objection Notice prior to the end of the Title Review Period then Buyer shall be deemed to have accepted all specific title exceptions set forth in the Title Commitment and all of such items shall be deemed included among the Permitted Exceptions.

D. Sellers shall have the right, but not the obligation, within ten (10) business days following the receipt by Seller of the Title Objection Notice (the “Correction Period”) to remove any such Title Objections, or otherwise cure such Title Objections or provide written assurances reasonably satisfactory to Buyer that such Title Objections will be removed or otherwise cured on or before the Closing Date. If Sellers are unwilling or unable to cure or remove any of the Title Objections, Sellers shall give notice to Buyer within the Correction Period, but if no such notice is given, Sellers shall be deemed to be unwilling or unable to cure the Title Objections.

E. If Sellers are unwilling or unable to remove or otherwise cure any of the Title Objections to Buyer’s sole satisfaction, then Buyer, in its sole discretion, shall have the right to terminate this Agreement and all Companion Agreements by written notice to Sellers given within five (5) business days following the expiration of the Correction Period (the “Buyer Response Period”), in which event the Deposit shall be returned to Buyer, without the consent or joinder of Sellers being required and notwithstanding any instructions to the contrary which might be provided by Sellers. If Buyer fails to terminate this Agreement within the Buyer Response Period, then Buyer shall be deemed to have waived all Title Objections, other than those which Sellers have agreed to cure, and all Title Objections shall be deemed included among the Permitted Exceptions, other than those Title Objections which Sellers have agreed to remove or cure during the Correction Period. If Sellers elect during the Correction Period to remove any Title Objections or to cure any Title Objections on or before the Closing Date, and Sellers fail to remove or cure such Title Objections at the time of the Closing, but have undertaken the necessary steps to remove or cure same, but through no fault of Sellers the removal or cure cannot be accomplished by Closing, then Closing shall be extended for a reasonable time (but no longer than thirty (30) days) to permit Sellers to effectuate the removal or cure, however such extension of the Closing shall not result in an extension of the closing under the Companion Agreements. If after such extension period Sellers are still not able to deliver title clear of such Title Objections, then Sellers shall be in default under this Agreement.

F. Notwithstanding anything to the contrary contained herein, Seller shall be obligated to remove (or to cause the Title Company to affirmatively insure over in a manner satisfactory to Buyer, in its sole discretion) at the expense of Seller: (a) any mortgages, deeds of trust or financing statements or deeds to secure debt (except to the extent securing the Loan), (b) any mechanic’s or materialman’s lien for work done on the Real Property on behalf of Sellers; and (c) any other monetary lien against the Real Property or other title matter resulting from any act or omission of Sellers, their agents, employees and/or contractors.

G. In the event that any update to the Title Commitment or Survey indicates the existence of any liens, encumbrances or other defects or exceptions (the “Unacceptable Encumbrances”) which were not shown in the initial title commitment or Survey and that are unacceptable to Buyer, in its sole discretion, Buyer shall within five (5) days after receipt of any such update to the Title Commitment or Survey notify Sellers in writing of its objection to any such Unacceptable Encumbrance (the “Unacceptable Encumbrance Notice”). Notwithstanding anything to the contrary contained herein, Sellers shall have no obligation to take any steps or bring any action or proceeding or otherwise to incur any expense whatsoever to eliminate or modify any of the Unacceptable Encumbrances; provided, however, that Sellers shall, prior to

Closing, eliminate by paying, bonding around or otherwise discharging in a manner satisfactory to Buyer any Unacceptable Encumbrances described in Section 5(F)(a) through (c) above. In the event Sellers are unable, unwilling or for any reason fail to eliminate or modify all of the Unacceptable Encumbrances to the sole satisfaction of Buyer (other than the Unacceptable Encumbrances required to be removed by Sellers in accordance with the preceding sentence), Buyer may terminate this Agreement and all Companion Agreements (if they have not already been closed) by delivering notice thereof in writing to Sellers by the earliest to occur of (i) the Closing Date, (ii) five (5) days after Seller’s written notice to Buyer of Sellers’ intent to not cure one or more of such Unacceptable Encumbrances, or (iii) ten (10) days after the Unacceptable Encumbrance Notice, in the event Sellers do not timely respond thereto, whereupon the Deposit shall be returned to Buyer, without the consent or joinder of Sellers being required and notwithstanding any instructions to the contrary which might be provided by Sellers.

6. SECTION 1031 EXCHANGE. Sellers may convey the Property as part of a tax deferred exchange for the benefit of Sellers pursuant to Section 1031 of the Internal Revenue Code. With respect thereto, Sellers may assign all of Sellers’ contract rights and obligations hereunder to an exchange accommodation titleholder or a qualified intermediary, as part of, and in furtherance of, such tax deferred exchange. Sellers shall have the right to direct the application of the portion of the Deposit allocable to the Property held by the Escrow Agent to the Qualified Intermediary as directed by the Qualified Intermediary as part of the exchange. Buyer agrees to assist and cooperate in such exchange for the benefit of Sellers at no cost, expense or liability to Buyer and without reduction or alteration of the rights of Buyer under this Agreement; and Buyer further agrees to execute any and all documents (subject to the reasonable approval of Buyer’s legal counsel) as are reasonably necessary in connection with such exchange at Sellers’ sole expense provided that Buyer shall not be required to undertake any liability or obligation in so doing and provided that such exchange does not extend the Closing Date. As part of such exchange, Sellers shall convey the Property directly to Buyer and Buyer shall not be obligated to acquire or convey any other property as part of such exchange. Further, in order for Sellers’ owners/partners to accomplish a Section 1031 exchange, Sellers may, immediately prior to Closing, assign this Agreement to such related parties, pursuant to an instrument of assignment in form reasonably satisfactory to Buyer, pursuant to which such assignee assumes Sellers’ obligations under this Agreement. Notwithstanding the foregoing, Sellers shall remain liable for all obligations hereunder notwithstanding such assignment. Sellers shall indemnify, hold harmless and defend Buyer from and against any and all claims, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) that may be incurred by Buyer and arising out of Buyer’s participation in such exchange for the benefit of Sellers, which obligation shall survive the Closing. Notwithstanding the foregoing, should Sellers fail to effect a tax deferred exchange as contemplated in this Section 6 for any reason, then the sale by Sellers of the Property shall be consummated in accordance with terms and conditions of this Agreement just as though the provisions of this Section 6 had been omitted from this Agreement, except that Buyer shall be reimbursed and indemnified from resulting costs and expenses as provided in this Section. Nothing contained in this Section 6 shall release Sellers of any of their obligations or liabilities under this Agreement, whether accruing before, at or after Closing, nor shall anything contained in this Section 6 impose any liability or obligation on Buyer with respect to the tax consequences of this transaction to Sellers.

7. REPRESENTATIONS AND WARRANTIES OF SELLER; SELLER’S AUTHORITY.

A. Representations of the Seller. Sellers represents and warrants to Buyer the following:

1. The Sellers have been duly organized and are validly existing as limited liability companies under the laws of the State of Delaware and are, if required, qualified to transact business in the state where the Land is located, Sellers have the full right and authority to enter into this Agreement and to sell the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Sellers is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Sellers in connection with the transactions described herein, will violate any provision of Sellers’ organizational documents or of any agreements, regulations, or laws to or by which Sellers are bound. This Agreement has been duly authorized, executed and delivered by Sellers, is a valid and binding obligation of Sellers and is enforceable against Sellers in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

2 Sellers have obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Sellers are bound.

3. There is no existing or pending (or to Seller’s knowledge threatened) litigation affecting Sellers or the Property except: with respect to that Project that is a part of the Property located at 1931 Spartanburg, Hendersonville, North Carolina- a customer (not a tenant) has sent a demand letter claiming that the manager of the property shut the customer’s car door loudly causing hearing loss (no suit has been filed); with respect to that Project that is a part of the Property located at 3909 Sweeten Creek Road, Arden, North Carolina (“3909 Sweeten”) -a tenant’s father, Charles Kasper, who is not on the lease, claims there was a theft of a gun collection worth $18,000.00 (although the lease does not permit guns to be stored on the property). Kasper claims he allegedly knows who committed the theft. The theft has been reported by Mr. Kasper to the police (no litigation only a demand), all of which shall be resolved to Buyer’s sole satisfaction prior to Closing.

4. The list of tenants, as shown in the rent roll (the “Rent Roll”) attached hereto as Schedule 9 (which rent roll is true, correct, and complete in all material respects) is a true and complete list of tenants leasing space in the Property and all security deposits under the Leases in effect as of the Effective Date. Sellers have provided a true, complete and correct copy of its standard form of lease and have made available to Buyer at the Real Property true and correct copies of all Leases. Except as set forth in the Rent Roll or the Unpaid Charges Report (provided to Buyer), neither Sellers nor any tenant is in default under any of the Leases. Except as otherwise set forth in the Rent Roll, Prepaid Rent Report or the Prepaid Rent Liability Report (A) all of the Leases are in full force and effect in accordance with their respective terms; (B) no tenant has paid rent more than thirty (30) days in advance; and (C) there are no tenant inducement costs payable to or for the benefit of any tenant under the Leases, nor is any tenant entitled to any free rent or abated rent except as set forth in the Sitelink lease files and manual lease files made available to Buyer during the Due Diligence Period and through Closing. There are no oral understandings or side agreements with any tenant under any Lease that have not been reduced to writing and which are not set forth among the Leases.

5. Sellers have not received written notice from any governmental agency of any violation by Sellers of and Sellers have no actual knowledge that the Property or the use thereof is currently in violation of any law, rule or regulation affecting the Property, or the current use, occupation or condition thereof, which has not been cured except 90/120 Highland property- a fire violation was issued for the second apartment above the RV repair tenant (was not up to code but may be grandfathered in). Manager is no longer living there.

6. All of the Service Contracts provided to the Buyer are current and in good standing, and that there are no service contracts other than those set forth on Schedule 2 hereto, and, to Sellers’ actual knowledge, (i) all such Service Contracts are in full force and effect, (ii) Sellers are not in breach of, or default under, any such Service Contract, (iii) no other party to any such Service Contract is in breach thereof or default thereunder; and (iv) Sellers have not received any written notice from any party asserting that Sellers are in default under any such Service Contract (which default remains uncured).

7. Sellers have no knowledge of, and have not received, with respect to the Property, written notice from any governmental authority regarding, any change to the zoning classification, any condemnation proceedings or proceedings to widen or realign any street or highway adjacent to the Property or that otherwise affects the Land or the Improvements.

8. Sellers are not a “foreign person,” “foreign partnership,” “foreign trust” or “foreign estate” as those terms are defined in Section 1445 of the Internal Revenue Code.

9. To the best of Sellers’ knowledge, (i) there are no Hazardous Conditions affecting the Property, (ii) no Hazardous Materials have been deposited on the Property or removed from the Property, (iii) there are no underground storage tanks located on or under the Property, and (iv) the Property is in compliance with all Environmental Laws. During Sellers’ ownership of the Property there have been no, and there are no pending or to Sellers’ actual knowledge, threatened claims, complaints, notices, or requests for information received by Sellers with respect to any alleged violation of any Environmental Law with respect to the Property except with respect to 3909 Sweeten as shown on the Phase I and Phase II environmental reports which have been provided to Buyer. A neighbor’s property had some contamination which caused a minor leak into the water table at 3909 Sweeten. Seller has a “responsible party” letter and the lender on the Loan approved the Loan with this condition.

As used in this Agreement:

(a) “Environmental Law” shall mean: (i) the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), as amended; (ii) the Solid Waste Disposal Act, as amended by the Resource

Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001 et seq.), as amended; (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.), as amended; (v) the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended; (vi) the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), as amended; (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), as amended; (viii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §§ 136 et seq.), as amended; (ix) the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as amended; (x) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the Buyer statutes listed in parts (i) – (ix) of this Section (a); (xi) any amendments to the statutes, laws or ordinances listed in parts (i) – (x) of this Section 1(a), regardless of whether the same are in existence on the date hereof; (xii) any rules, regulations, guidelines, directives, orders or the like adopted pursuant to or to implement the statutes, laws, ordinances and amendments listed in parts (i) – (xi) of this Section (a); and (xiii) any other law, statute, ordinance, amendment, rule, regulation, guideline, directive, order or the like relating to environmental, health or safety matters.

(b) “Governmental Authorities” shall mean any board, bureau, commission, department or body of any municipal, township, county, city, state or federal governmental unit, or any subdivision thereof, having or acquiring jurisdiction over any of the Property or the ownership, management, operation, use or improvement thereof.

(c) “Hazardous Conditions” shall mean the presence on, in or about the Property (including ground water) of Hazardous Materials, the concentration, condition, quantity, location or other characteristic of which fails to comply with the standards applicable, relevant or appropriate under applicable Environmental Laws.

(d) “Hazardous Material” shall mean any chemical, substance, waste, material, equipment or fixture defined as or deemed hazardous, toxic, a pollutant, a contaminant, or otherwise regulated under any Environmental Law, including but not limited to, petroleum and petroleum products, waste oil, halogenated and non-halogenated solvents, PCBs, asbestos and asbestos containing materials, except for non-material amounts stored in approved containers.

10. Neither Sellers nor any of Sellers’ affiliates, nor, to the knowledge of Sellers, any of their respective brokers or other agents acting in any capacity in connection with the transactions contemplated by this Agreement, is or will be (a) conducting any business or engaging in any transaction or dealing with any person appearing on the U.S. Treasury Department’s OFAC list of prohibited countries, territories, “specifically designated nationals” or “blocked person” (each, a “Prohibited Person”) (which lists can be accessed at the following web address: http://www.ustreas.gov/offices/enforcement/ofac/), including the making or receiving of any contribution of funds, goods or services to or for the benefit of any such Prohibited Person; (b) engaging in certain dealings with countries and organizations designated under Section 311 of the USA PATRIOT Act as warranting special measures due to money laundering concerns; (c) dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 dated September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”; (d) a foreign shell bank or any person that a financial institution would be prohibited from transacting with under the USA PATRIOT Act; or (e) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempting to violate, any of the prohibitions set forth in (i) any U.S. anti-money laundering law, (ii) the Foreign Corrupt Practices Act, (iii) the U.S. mail and wire fraud statutes, (iv) the Travel Act, (v) any similar or successor statutes or (vi) any regulations promulgated under the foregoing statutes;

11. Sellers are not (and, throughout the period transactions are occurring pursuant to this Agreement, will not be) an entity deemed to hold plan assets of any “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or “plan” as defined in and subject to Section 4975 of the Code pursuant to 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. None of the transactions contemplated by this Agreement are in violation of any statutes applicable to Sellers that regulate investments of, and fiduciary obligations with respect to, governmental plans and that are similar to the provisions of Section 406 of ERISA or Section 4975 of the Code. As used herein, “ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

12. Each insurance policy maintained by Sellers with respect to the Property is in full force and effect and all premiums due thereunder have been paid, and Sellers have received no notice from any insurance company alleging any claim that there are defects or inadequacies in any portion of the Property.

13. The tangible personal property that comprises the Property is owned by Sellers free and clear of all liens and other existing financing except those that will be paid off at Closing;

14. Sellers have no knowledge of any pending real property tax petitions relating to the Property;

15. Sellers have not granted, and have no knowledge of, any option, right of first refusal, right of first opportunity, or other similar option or right, in favor of any person or entity to acquire any interest in any portion of the Property;

16. Except for those tenants in possession of the Property under written leases for space in the Property, as shown on the Rent Roll, there are no parties in possession of, or claiming any possession to, any portion of the Property;

17. At Closing there will be no unpaid bills or claims in connection with any repair of the Property by or on behalf of Sellers that could result in the filing of a lien against the Property;

18. To the best of Sellers’ knowledge, the Seller Deliverables are true, correct and complete in all material respects;

19. Sellers have not received any written or verbal notice or request from any insurance company or board of fire underwriters (or any organization exercising functions similar thereto) requesting the performance of any work or alterations with respect to the Property, except those as to which Sellers have completed remedial action which has been formally accepted as sufficient by such authority or insurer;

20. There are no employment agreements of any kind to which Sellers are a party, including union or collective bargaining agreements, which will be binding on Buyer after the Closing;

21. Sellers have no knowledge of any material defects in the drainage systems, foundations, roofs, walls, superstructures, plumbing, air conditioning and heating equipment, electrical wiring, boilers, hot water heaters or other portions of the Property, except for the following: None.

22. To the best of Sellers’ knowledge, and without investigation or inquiry, the Improvements are free from the presence or suspected presence of any form of mold, including those producing mycotoxins, specifically including, but not limited to, Aspergillus, Penicillium, and Stachybotry.

23. To the best of Sellers’ knowledge, Sellers have obtained all necessary certificates, licenses and other approvals, governmental and otherwise, necessary for the operation of the Property and the conduct of its business and all required zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification; and additionally, the Property is legally compliant and conforming with all applicable zoning laws, rules and regulations. However, Buyer acknowledges that some minor improvements or repairs may have been made to the Property without permits.

24. Attached hereto as Exhibit F and incorporated herein by reference, is a true, correct and complete list of all of the Loan Documents,

25. The current unpaid principal balance of the Loan is $47,249,999.00 and the current balance of all escrow accounts held by Lender are as set forth on Exhibit E, attached hereto.

25. There are no defaults under the Loan Documents, nor have any events occurred which with the passage of time or the giving of notice or both would constitute a default under the Loan.

B. Sellers represent and warrant that all of the representations and warranties of Sellers set forth in this Agreement are true and correct in all respects at the date of this Agreement, and (except as disclosed in writing by Sellers to Buyer at or before Closing and approved in writing by Buyer), all shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all respects as at the Closing Date, and the accuracy of such representations and warranties shall be a condition of the Buyer’s obligation to close hereunder.

C. As used in this Agreement, the phrase “to the knowledge of Sellers” or phrases of similar import mean and are limited to the actual current knowledge, without duty of inquiry or investigation, of Stephen Block and Jeffrey Pechter (collectively, the “Representing Parties”) and not to any constructive knowledge of the foregoing individuals or of Sellers or any affiliates thereof, or to any officer, agent, representative, or employee of Sellers or any affiliates thereof. Sellers represent and warrant that the Representing Parties are familiar with the day to day operations of the Property, and are the individuals within the Sellers’ business organization that are most familiar with such operations of the Property.

D. AS IS/WHERE IS. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, SELLERS HAVE NOT MADE ANY REPRESENTATIONS AND/OR WARRANTIES REGARDING THE PROPERTY, AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, BUYER SHALL, AT CLOSING, ACCEPT THE PROPERTY IN “AS IS” CONDITION, WITH ALL FAULTS, AND WITHOUT ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER AS TO MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, NO REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE OR ARE MADE AND NO RESPONSIBILITY HAS BEEN OR IS ASSUMED BY SELLERS OR BY ANY PARTNER, OFFICER, PERSON, FIRM, AGENT OR REPRESENTATIVE ACTING OR PURPORTING TO ACT ON BEHALF OF SELLERS AS TO THE CONDITION OR REPAIR OF THE PROPERTY OR THE VALUE, EXPENSE OF OPERATION, OR INCOME POTENTIAL THEREOF OR AS TO ANY OTHER FACT OR CONDITION WHICH HAS OR MIGHT AFFECT THE PROPERTY OR THE CONDITION, REPAIR, VALUE, EXPENSE OF OPERATION OR INCOME POTENTIAL OF THE PROPERTY OR ANY PORTION THEREOF. THE PARTIES AGREE THAT ALL UNDERSTANDINGS AND AGREEMENTS HERETOFORE MADE BETWEEN THEM OR THEIR RESPECTIVE AGENTS OR REPRESENTATIVES ARE MERGED IN THIS AGREEMENT AND THE SCHEDULES AND EXHIBITS HERETO ANNEXED, WHICH ALONE FULLY AND COMPLETELY EXPRESS THEIR AGREEMENT, AND THAT THIS AGREEMENT HAS BEEN ENTERED INTO AFTER FULL INVESTIGATION, OR WITH THE PARTIES SATISFIED WITH THE OPPORTUNITY AFFORDED FOR INVESTIGATION, NEITHER PARTY RELYING UPON ANY STATEMENT OR REPRESENTATION BY THE OTHER UNLESS SUCH STATEMENT OR REPRESENTATION IS SPECIFICALLY EMBODIED IN THIS AGREEMENT OR THE EXHIBITS ANNEXED HERETO. THIS PROVISION SHALL SURVIVE CLOSING.

E. All of the representations and warranties of Sellers set forth in this Agreement shall survive the Closing for a period of six (6) months following Closing (“Survival Period”); except with respect to any claims relating to intentional misrepresentation or fraud by Sellers or any employee or agent thereof, to which no such limitation shall apply.

F. Covenants of Sellers. Sellers hereby covenant with Buyer, until the Closing or earlier termination of this Agreement, as follows:

1. Sellers shall operate and maintain the Property in a commercially reasonable manner generally consistent with the manner in which Sellers have operated and maintained the Property prior to the date hereof.

2. Sellers shall continue their efforts to negotiate new leases for unrented storage units on the Property and/or Lease renewals for storage units on the Property. Except for amendments or leases entered into pursuant to renewal notices mailed prior to the execution of this Agreement, unless Buyer agrees otherwise in writing, any new leases or renewals of existing leases for such storage units entered into by Sellers after the Effective Date until the Closing or earlier termination of this Agreement shall be on Sellers’ standard lease form for the Property. In all cases, Sellers shall set rent rates, concessions and other terms of occupancy in a commercially reasonable manner, and Sellers shall only enter into new leases or renewals in the ordinary course of business taking into account Sellers’ then-current good faith evaluation of market conditions. Each such new lease or renewal entered into by Sellers shall constitute a “Lease” for purposes of this Agreement.

3. Sellers shall keep the Improvements insured against loss or damage (including rental loss) by fire and all risks covered by the Sellers’ insurance that is currently in force, provided that Sellers may make adjustments in Sellers’ insurance coverage for the Property which are consistent with Sellers’ general insurance program for Sellers’ other self-storage properties as in effect from time to time.

4 Sellers shall perform the landlord’s obligations to the tenants under the Leases and enforce the obligations of the tenants under the Leases, in each case in accordance with the current management standards of Sellers for its self-storage properties.

5. Sellers shall not remove any tangible Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Sellers for its self-storage properties.

6. Sellers shall not, without Buyer’s prior written consent in each instance (which consent will not be unreasonably withheld, conditioned or delayed), amend or terminate any of the Service Contracts, except as provided for in this Agreement, nor enter into any contract or agreement that will be an obligation affecting the Property or binding on Buyer after the Closing, except that (i) Sellers may enter into, amend or enforce (including enforcement by termination) Service Contracts in the ordinary course of business as reasonably necessary for the continued operation and maintenance of the Property, provided any new Service Contracts are terminable without cause or penalty on thirty (30) days’ notice, and (ii) Sellers may conduct leasing activity in accordance with its normal course of business.

8. REPRESENTATIONS AND WARRANTIES OF BUYER.

A. Buyer’s Representations. Buyer represents and warrants to Sellers the following:

1. Buyer has been duly organized and is validly existing as a Delaware limited liability company under the laws of the State of Delaware, and is or will be prior to the Closing qualified to transact business in the state where the Land is located. Buyer has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Buyer is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Buyer in connection with the transactions described herein, will violate any provision of Buyer’s organizational documents or of any agreements, regulations, or laws to or by which Buyer is bound. This Agreement has been duly authorized, executed and delivered by Buyer, is a valid and binding obligation of Buyer and is enforceable against Buyer in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

2. Buyer has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under any covenant, agreement, encumbrance, law or regulation by which Buyer is bound.

3. To Buyer’s knowledge, there is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or threatened against Buyer or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Buyer’s ability to consummate the transaction contemplated herein

4. Buyer is not (i) an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a “governmental plan” under Section 3(32) of ERISA, (iii) any plan described in Section 4975 of the Internal Revenue Code, or (iv) an entity whose underlying assets include “plan assets” by reason of the application of the ERISA “plan assets” regulation (29 C.F.R. 2510.3-101).

5. PATRIOT ACT AND RELATED MATTERS REPRESENTATIONS: Buyer hereby represents, warrants, covenants and agrees, as of the date hereof and as of the Closing Date, as follows:

(a) Buyer is familiar with the source of funds for the purchase price of the Property and represents that all such funds are and will be derived from legitimate business activities within the United States of America and/or from loans from a banking or financial institution chartered or organized within the United States of America. To the extent Sellers are required to obtain such information in order to comply with applicable law, regulation or official government request, and to the extent providing such information does not violate applicable law, regulation or official government request, Buyer agrees to provide to Sellers such documents, certifications or other evidence as may be reasonably requested from time to time by Sellers, confirming the source of funds for the Purchase Price (and that such funds derived from legitimate business activities).

(b) Buyer has been in compliance in all material respects for the last five years and will continue to be in compliance in all material respects through the Closing Date with (a) the PATRIOT Act, Pub. L. No. 107-56, the Bank Secrecy Act, 31 U.S.C. § 5311 et seq., the Money Laundering Control Act of 1986, and laws relating to the prevention and detection of money laundering in 18 U.S.C. §§ 1956 and 1957; (b) the Export Administration Act (50 U.S.C. §§ 2401-2420), the International Emergency Economic Powers Act (50 U.S.C. § 1701, et seq.), the Arms Export Control Act (22 U.S.C. §§ 2778-2994), the Trading With The Enemy Act (50 U.S.C. app. §§ 1-44), and 13 U.S.C. Chapter 9; (c) the Foreign Asset Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

(c) None of the Buyer Parties (as defined below) is now or shall at any time until the Closing Date be a person who has been listed on (a) the Specially Designated Nationals and Blocked Persons List contained in Appendix A to 31 C.F.R., Subtitle B, Part V; (b) the Denied Persons List, the Entity List, and the Unverified Parties List maintained by the United States Department of Commerce; (c) the List of Terrorists and List of Debarred Parties maintained by the United States Department of State; and (d) any other similar list maintained by any federal or state agency or pursuant to any Executive Order of the President of the United States of America. “Buyer Parties” means, collectively, (A) Buyer, (B) its executive officers, directors, managers, agents and employees, (C) its shareholders, members, partners, and other investors, or any other person that owns or controls Buyer, and (D) any entity on whose behalf Buyer acts.

6. BUYER ACKNOWLEDGES THAT IT HAS INSPECTED OR WILL FULLY INSPECT THE PROPERTY AND INVESTIGATE ALL MATTERS RELEVANT THERETO AND, WITH RESPECT TO THE CONDITION OF THE PROPERTY, AND EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, WILL RELY SOLELY UPON THE RESULTS OF BUYER’S OWN INSPECTIONS OR OTHER INFORMATION OBTAINED OR OTHERWISE AVAILABLE TO BUYER, RATHER THAN ANY INFORMATION THAT MAY HAVE BEEN PROVIDED BY THE SELLERS TO BUYER. BUYER ACKNOWLEDGES THAT IT AND ITS REPRESENTATIVES (INCLUDING ENVIRONMENTAL CONSULTANTS, ARCHITECTS AND ENGINEERS) HAVE BEEN OR ARE TO BE AFFORDED THE RIGHT AND OPPORTUNITY TO ENTER UPON THE REAL PROPERTY AND TO MAKE SUCH INSPECTIONS OF THE REAL PROPERTY AND MATTERS RELATED THERETO, INCLUDING THE CONDUCT OF SOIL, ENVIRONMENTAL AND ENGINEERING TESTS, AS BUYER AND ITS REPRESENTATIVES DESIRE, SUBJECT TO THE PROVISIONS OF SECTION 4 OF THIS AGREEMENT. BUYER REPRESENTS THAT IT IS

KNOWLEDGEABLE IN REAL ESTATE MATTERS AND THAT UPON COMPLETION OF THE INSPECTIONS CONTEMPLATED OR PERMITTED BY THIS AGREEMENT, BUYER WILL HAVE MADE ALL OF THE INVESTIGATIONS AND INSPECTIONS BUYER DEEMS NECESSARY IN CONNECTION WITH ITS PURCHASE OF THE PROPERTY, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, APPROVAL BY BUYER OF SUCH INSPECTIONS OR FAILURE TO TERMINATE THIS AGREEMENT PURSUANT TO THE TERMS HEREOF WILL BE DEEMED TO BE APPROVAL OF BUYER WITHOUT RESERVATION OF ALL ASPECTS OF THIS TRANSACTION, INCLUDING BUT NOT LIMITED TO THE PHYSICAL CONDITION OF THE REAL PROPERTY. THIS PROVISION SHALL SURVIVE CLOSING.

B. Buyer represents and warrants to Sellers that all of the representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects at the date of this Agreement, and (except as disclosed in writing by Buyer at or before Closing and approved in writing by Sellers), all shall be deemed to be repeated at, and as of the Closing Date, and shall be true and correct in all respects as at the Closing Date.

C. All of the representations and warranties of Buyer set forth in this Agreement shall survive the Closing for a period of six (6) months.

9. CLOSING DATE. Unless this Agreement is terminated as provided herein, the closing of the transactions described herein (“Closing”) (including the Closing of (i) the Unencumbered Parcels (as defined below) and (ii) either one or both of the Development Parcels (as defined below), so long as Site Plan Approval (as defined below) has been received for the Development Parcels, shall occur ten (10) business days after Loan Assumption Approval (as hereinafter defined) (“Closing Date”). At the Closing of the Companion Agreements (Florida and Maryland properties), $4,000,000.00 of the Deposit shall be applied against the Purchase Price under the Companion Agreements, as set forth on Exhibit “C” attached hereto. The balance of the Deposit, in the amount of $2,000,000.00, plus accrued interest, shall then be applied to the Deposit for this Agreement along with the Third Deposit (as set forth in Paragraph 2 B herein and Exhibit “C”). If Site Plan Approval (as described in Paragraph 55 herein) for either one or both of the Development Parcels has not been received by the Closing Date, then the Closing on the remaining property hereunder shall proceed to Closing and the Development Parcel for which Site Plan Approval has not been received shall close separately and on the tenth (10th) day after receipt of such Site Plan Approval, provided, however, that if Site Plan Approval is not received for one or both of the Development Parcels within 300 days after the Effective Date, then Buyer shall be entitled to terminate this Agreement as to any Development Parcel not yet closed by delivering written notice of termination to Seller in which case the Deposit shall be returned to Buyer by Escrow Agent without the consent or joinder of Seller being required and notwithstanding any contrary instructions from Seller and the parties hereto shall have no further obligations hereunder except to the extent such obligations expressly survive termination of this Agreement. In no event however shall the Development Parcels proceed to Closing prior to Closing of the remaining Property hereunder. This provision shall survive the initial Closing to the extent that one or both of the Development Parcels closes after the remaining Property hereunder.

10. LOAN ASSUMPTION

The Buyer acknowledges that the Property [except for the parcel of the Property located at (i) 15 Chaparral, Asheville, North Carolina; (ii) 530 Swannanoa River Road, Asheville, North Carolina, (iii) 2561 Sweeten Creek Road, Asheville, North Carolina and (iv) the 3175 Parcel (as defined below)- collectively the “Unencumbered Parcels”] is presently encumbered by the Mortgage. At Closing, Buyer shall use commercially reasonable efforts to assume the Loan and shall pay all assumption or transfer fees associated with the Loan Assumption. Buyer shall submit the Loan Assumption application no later than two (2) business days after expiration of the Due Diligence Period. Buyer shall use commercially reasonable efforts to obtain Loan Assumption Approval within 300 days of the Effective Date. Seller shall cooperate with Buyer in such efforts, including, without limitation, executing any applications which are required to be executed by the existing borrower or owner of the Property and furnishing any and all information in its possession which is reasonably required by Buyer in its efforts to secure Loan Assumption Approval. If Buyer does not obtain Loan Assumption Approval within that time, then Sellers and Buyer agree to meet to determine whether or not to continue forward with this Agreement. If the parties are unable to reach an agreement relative to same, then either party may terminate this Agreement by delivering written notice thereof to the other party in which case the remaining Deposit of $5,000,000.00 shall be returned to Buyer by Escrow Agent, without the consent or joinder of Seller being required and notwithstanding any contrary instructions from Seller, and the parties hereto shall have no further obligations hereunder except to the extent such obligations expressly survive termination of this Agreement.

11. CLOSING DOCUMENTS.

A. At the time of Closing, Sellers shall deliver (or shall have delivered to the Escrow Agent as noted below) the following duly executed documents (it being understood that Seller shall deliver to Buyer at Closing one complete set of each of the following closing documents and deliveries relating to each parcel comprising the Property):

1. Two (2) business days prior to Closing, a special warranty deed (the “Deed”), conveying the Property to the Buyer, subject only to the Permitted Exceptions, in the forms attached hereto as Schedule 4.

2. Two (2) business days prior to Closing, two counterparts of an assignment of personal property, service contracts, warranties and leases, in the form attached hereto as Schedule 6 and by this reference made a part hereof, duly executed by Sellers, pursuant to which (i) Sellers shall convey the tangible Personal Property, the Intangible Property, the Warranties, the Licenses and Permits, the Books and Records and the Plans and Specs to Buyer, and (ii) Sellers shall assign to Buyer, and Buyer shall assume from and after the date of Closing, Sellers’ interest in and to the Leases and Designated Service Contracts, as amended or supplemented pursuant to this Agreement (the “Bill of Sale and Assignment”);

3. Two (2) business days prior to Closing, a notice, countersigned with Buyer (the “Tenant Notice”) in the form of Schedule 7 attached hereto, which Buyer shall send to each tenant under each of the Leases informing such tenant of the sale of the Property and of the assignment to Buyer of Sellers’ interest in, and obligations under, the Leases (including, if applicable any security deposits) and directing that all rent and other sums payable after the Closing under each such Lease shall be paid as set forth in the notice.

4. Two (2) business days prior to Closing, a certificate (“Seller’s Closing Certificate”), dated as of the date of Closing and duly executed by Sellers, in the form of Schedule 8 attached hereto, stating that the representations and warranties of Sellers contained in Section 7 of this Agreement are true and correct in all respects as of the date of Closing.

5. Two (2) business days prior to Closing, such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Sellers;

6. Two (2) business days prior to Closing, an affidavit duly executed by Sellers stating that Sellers are not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act and a title insurance affidavit and GAP Indemnity, if required by the Title Company, duly executed by Sellers or a representative of Sellers, in form and content reasonably satisfactory to Sellers and the Title Company;

7. To Buyer, at the Property, possession of the Leases together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property, all to the extent not previously delivered; together with a copy of the Rent Roll for the Property dated not more than two (2) Business Days prior to Closing showing all categories of information shown in the rent roll attached hereto as Schedule 9, certified by Sellers to be true, correct and complete in all material respects;

8 Possession and occupancy of the Property, subject to the Permitted Exceptions;

9. A Sellers’ closing statement evidencing the transaction contemplated by this Agreement.

10. Evidence of the termination of any and all management agreements affecting the Property, effective as of the Closing Date, and duly executed by Sellers and the property manager.

11. The Title Policy relating to the Property then being closed, issued by the Title Company, in the form required by this Agreement and subject only to the Permitted Exceptions; provided that in the event the Title Policy is not available at Closing, then the Title Company shall provide Buyer at Closing, at Buyer’s option, with either (i) a “marked title commitment”, committing to issue the Title Policy in the form required by this Agreement, or (ii) a proforma owner’s title policy, with the Title Policy to be delivered to Buyer as promptly after Closing as reasonably possible.

12. Any and documents required to transfer to Buyer or its designee the URL and website www.mindfulstorage.com

13. All Loan Assumption Documents to which Seller or any existing guarantor is a party.

B. At the time of Closing, (or at the time noted below), Buyer shall deliver the following to the Escrow Agent:

1. The cash portion of the Purchase Price allocable to that portion of the Property then being closed as increased or decreased by prorations and adjustments as herein provided, prior to the Closing Date, in immediately available federal funds wire transferred to Escrow Agent’s escrow account, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller, contemporaneously with the consummation of the transaction contemplated hereby;

2. Two (2) business days prior to Closing, join Sellers in the execution of all counterparts of the Bill of Sale and Assignment and the Tenant Notice. In connection with the Tenant Notice, immediately after Closing, Buyer shall deliver to each and every tenant of the Property under a Lease thereof a signed statement acknowledging Buyer’s receipt and responsibility for each tenant’s security deposit (to the extent credited or delivered by Sellers to Buyer at Closing), if any, all in compliance with and to the extent required by the applicable law. The provisions of this sub-section shall survive Closing;

3. Two (2) business days prior to Closing, such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Buyer;

4. Two (2) business days prior to Closing, a certificate dated as of the date of Closing and duly executed by Buyer, in the form of Schedule 8 attached hereto (but for Buyer), stating that the representations and warranties of Buyer contained in Section 8 of this Agreement are true and correct in all respects as of the date of Closing;

5. Two (2) business days prior to Closing, information for 1099-S Report Filing in accordance with Section 6045 of the Code. Pursuant to Section 6045 of the Code, the Escrow Agent is hereby designated to be the person responsible for complying with such reporting requirements;

6. Buyer’s closing statements evidencing the transaction contemplated by this Agreement.

7. All Loan Assumption Documents to which Buyer is a party

C. Sellers and Buyer shall each deliver to the other such other documents or instruments as shall be reasonably required by such party, its counsel or the Title Company to consummate the transaction contemplated herein and/or, with respect to Sellers, to cause the issuance of the policy of title insurance without the so-called “standard exceptions” which, in all events, shall not increase such party’s liability hereunder or decrease such party’s rights hereunder.

12. ADJUSTMENTS AT CLOSING.

A. All income and expenses in connection with the operation of the Property shall be apportioned, as of 11:59 p.m. (Eastern time) on the day prior to the Closing Date, as if Buyer were vested with title to the Property during the entire Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Sellers shall have the benefit of income and the burden of expenses for the day preceding the Closing Date and the Buyer shall have the benefit of income and the burden of expenses for the Closing Date and thereafter. Items (1)-(6) below will be prorated at Closing utilizing the information available to Sellers and Buyer on the day preceding the Closing Date, such that Sellers and Buyer shall be able to finalize the closing statements on such date in time sufficient for Buyer to wire the closing proceeds to the Title Company prior to the Closing Date. A post-closing “true-up” shall take place within thirty (30) days of the Closing Date to adjust the prorations of said items (1), (3), (4),(5) (6) and (7) below. Such prorated items shall include the following:

1. rents paid for the month of Closing, if any, based on the amount collected for the current month. The term “rents” as used in this Agreement includes all payments received from tenants under the Leases other than (a) refundable deposits, which shall be treated as set forth in Section 12 (B)(1), and (b) the following items, which may be retained by Sellers if received prior to Closing: (i) application fees, (ii) reimbursement payments, (iii) late charges, (iv) pet and cleaning charges, and (v) termination payments;

2. ad valorem taxes and assessments levied against the Property (including personal property taxes on the tangible Personal Property), which shall be prorated as set forth in Section 12 (B)(2) hereof;

3. payments or amounts due under the Service Contracts elected to be retained by the Buyer. To the extent any rebate, concession or commission payable to Sellers under any such Service Contract has accrued before Closing but has not been paid to Sellers, Sellers shall be entitled to pursue payment of such amount from the applicable service provider under any such Service Contract. Sellers shall retain, without proration, any signing bonus or similar payments received by Sellers before Closing;

4. gas, electricity, water and other utility charges for which Sellers are liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or the most recent utility bill received by Sellers, as applicable, including, without limitation, water charges not yet due and payable to such utility provider at Closing,; and

5. property owners association fees reflected of record and any other operating expenses or other items pertaining to the Property which are customarily prorated between a buyer and a seller in comparable commercial transactions in the area in which the Property is located.

6. rents under cell tower and billboard leases, if any.

7. All interest payable under the Loan with respect to the month in which Closing occurs shall be prorated at Closing.

The agreements set forth in this Section 12A shall survive each Closing hereunder for a period of 30 days.

Notwithstanding anything contained in the foregoing provisions:

B. 1. At Closing, (a) Sellers shall credit the account of Buyer with an amount equal to all prepaid rents and refundable security deposits under the Leases (together with any interest accrued thereon only if interest is specifically required to be paid thereon under applicable law or under the terms of a specific Lease), and (b) Buyer shall credit to the account of Sellers an amount equal to all refundable cash or other deposits posted with utility companies serving the Property or, at either party’s option, Buyer shall contract directly with the utility companies and Sellers shall be entitled to receive and retain such refundable cash and deposits; provided that Buyer and Sellers will cooperate so that utility service to the Property is not interrupted.

2. Any ad valorem taxes for the current year paid at or prior to Closing shall be prorated based upon the amounts actually paid for the current tax year. If all taxes and assessments for the current tax year have not been paid before Closing, then Sellers shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing (with the greatest discount amount to be used for early payment) and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon 110% of the tax for the immediately preceding year (with the greatest discount amount applied). No post-Closing re-proration for such taxes shall take place. Any refunds generated from appeal of ad valorem taxes for year(s) prior to the current year shall remain the property of Sellers and paid to Sellers by Buyer, if and to the extent received by Buyer.

3. As to gas, electricity and other utility charges referred to in Section 12 (A)(4) above, Sellers may upon notice to Buyer provided at least two (2) days prior to Closing, elect to pay one or more of all of such items accrued to the Closing Date directly to the person or entity entitled thereto, and to the extent Sellers so elect and the utility company agrees to look solely to Sellers for payment of any such item accrued prior to the Closing Date, such item shall not be apportioned hereunder, and Sellers’ obligation to pay such item with respect to the period prior to Closing directly in such case shall survive the Closing.

4. The tangible Personal Property is included in this sale, without further charge.

5. Unpaid and delinquent rent collected by Sellers after the date of Closing shall be delivered to Buyer within fifteen (15) days after the receipt thereof. If the Closing shall occur before all rents have actually been paid for the month in which the Closing occurs, the apportionment of such rents shall be upon the basis of such rents actually received by Sellers, with Buyer receiving the portion of all such rentals and other amounts attributable to the period from and after Closing, which proration obligation expressly shall survive Closing, and shall occur within ten (10) business days following Closing. For a period of thirty (30) days following Closing, if any rents which are delinquent as of Closing are actually received by Buyer, in good funds, all such amounts shall first be applied to post-closing rents and other amounts due to Buyer for the period from and after Closing, and the balance shall be paid by Buyer to Sellers within thirty (30) days following Buyer’s receipt thereof, to the extent, and only to the extent of any rental delinquencies owed by any such tenant to Sellers for the period prior to Closing. Notwithstanding the foregoing provisions of this Section 12(B)(5), all rentals that are received by Buyer more than thirty (30) days following Closing shall be retained by Buyer, and Sellers shall have no rights with respect thereto.

6. No management fees shall be prorated at Closing.

The provisions of this Section 12 (B) shall survive Closing.

C. Post-Closing Adjustments. Any proration which must be estimated at Closing and any error in the calculation of adjustments shall be reprorated subsequent to Closing with appropriate credits to be given based upon reprorated adjustments, provided, however, that the adjustments (except if errors are caused by misrepresentations) shall be final upon expiration of thirty (30) days after Closing. Taxes shall not be reprorated except in the event of an error.

D. Employees. Sellers shall be responsible for, and shall make arrangements for payment of, all amounts due for Sellers’ or Sellers’ management company’s employees, if any, including but not limited to salaries, accrued vacation pay, withholding and payroll taxes, and other benefits.

E. Responsibility for Payment. It is the intention of the parties hereto that Sellers shall be responsible for the payment of all costs of operating the Property which accrued prior to the Closing Date and that Buyer shall be responsible for the payment of all such costs which accrue on or after the Closing Date.

13. POSSESSION. Buyer shall have possession and occupancy of the Property from and after the date of Closing. After the execution of this Agreement, Buyer may, subject to the prior notice and Sellers accompaniment provisions set forth in Section 4A hereof, enter upon the Property and have reasonable access to the Sellers’ property and rent file information stored onsite, at reasonable times and upon prior notice to the Sellers until Closing; provided that all such entries shall not unreasonably interfere with the Sellers’ ongoing management operations, or with tenants on the Property.

14. BROKER’S COMMISSION AND OTHER FEES. Sellers and Buyer each represent to the other that there are no fees or commissions due as a result of their employment of any broker, with the exception that any fees due to Jefferies LLC will be paid by Sellers, and Sellers hereby agrees to indemnify, defend and hold harmless Buyer therefrom. Each Party hereby agrees to indemnify, protect and defend and hold harmless the other Party and their respective partners, members, managers, affiliates and advisors from and against any and all losses, claims, damages, and costs (including court costs and reasonable attorneys’ fees) incurred by any of them in connection with a claim for a commission or finder’s fee by any third party, to the extent arising out of or resulting from any agreement, arrangement or understanding alleged to have been made by such party or on such party’s behalf with any broker or finder in connection with this Agreement or the transaction contemplated hereby. This Section 14 shall survive the Closing or any earlier termination of this Agreement.

15. RISK OF LOSS. If prior to any Closing hereunder all of the Real Property or any Material (as defined below) portion thereof is destroyed or damaged or if the Real Property or any Material portion thereof shall be subjected to a bona fide threat of condemnation or becomes the subject of any proceedings, judicial, administrative or otherwise, with respect to the taking by eminent domain or condemnation, Sellers shall within two (2) days of learning of any such event, notify Buyer thereof. In such event, Buyer shall have the option to: (i) terminate this Agreement upon written notice to Sellers, in which event the Deposit shall be returned to Buyer, without the consent or joinder of Sellers being required and notwithstanding any instructions to the contrary which might be provided by Sellers, and, thereafter, this Agreement shall be deemed to be null, void and of no further force and effect other than those obligations which expressly survive a termination of this Agreement; or (ii) accept title to the Real Property with no adjustment of the Purchase Price and upon the Closing, Sellers shall assign, transfer and set over to Buyer all of the right, title and interest of Sellers in and to any awards that have been or that may thereafter be made for any such taking, or Sellers shall assign, transfer and set over to Buyer any insurance proceeds that may have been or that may thereafter be made for any such damage or destruction giving Buyer a credit at Closing for any deductible under such policies as well as the amount of any uninsured loss. Should the Buyer elect option (i) above to terminate this Agreement as a result of material loss or taking, then the Companion Agreements shall also terminate (in the event that they have not closed as of the date of the material loss) and the Deposit shall be returned to Buyer as provided above.

In the event an immaterial part of the Real Property is damaged, destroyed or taken, this Agreement shall remain in full force and effect with no adjustment of the Purchase Price and upon the Closing, Sellers shall assign, transfer and set over to Buyer all of the right, title and interest of Sellers in and to any awards that have been or that may thereafter be made for any such taking, and Sellers shall assign, transfer and set over to Buyer any insurance proceeds that may have been or that may thereafter be made for any such damage or destruction giving Buyer a credit at Closing for any deductible under such policies as well as the amount of any uninsured loss.

A “Material” part of the Real Property shall be deemed to have been damaged, destroyed or taken if (i) the financial impact of such casualty on the value of any parcel comprising the Property is reasonably likely to exceed ten percent (10%) of the Purchase Price of said parcel, or

(ii) with respect to a casualty, the cost to repair any casualty equals or exceeds $150,000, as estimated by an engineer or architect reasonably acceptable to Sellers and Buyer, or (iii) with respect to a condemnation, such condemnation affects parking, access to any parcel comprising the Property or otherwise materially or adversely affects the continued operation of any parcel comprising the Property as a self-storage facility (herein, a “Material Condemnation”). An “immaterial” part of the Real Property shall be deemed to have been damaged, destroyed or taken if (i) the financial impact of such casualty on the value of any parcel comprising the Property is reasonably likely to equal ten percent (10%) of the Purchase Price of said parcel or less, or (ii) with respect to a casualty, the cost to repair any casualty is less than $150,000, as estimated by an engineer or architect reasonably acceptable to Sellers and Buyer, or (iii) with respect to a condemnation, any such condemnation or taking is other than a Material Condemnation. Sellers shall have no additional obligation if such insurance proceeds or condemnation awards are insufficient to repair such damage.

16. ASSIGNMENT. Neither party may assign its rights hereunder to any other person or entity without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except that Buyer may assign its rights hereunder to an entity owned or controlled by or under common control with the original Buyer; provided that the original Buyer shall not be released from its obligations hereunder and Buyer shall give Sellers written notice of such assignment not less than five (5) business days prior to Closing. Notwithstanding anything contained in this Agreement to the contrary, Buyer shall be entitled to assign this Agreement, without Sellers’ consent, to (i) an affiliate of Buyer, (ii) an entity in which SS Growth Operating Partnership, L.P., a Delaware limited partnership, Strategic Storage Growth Trust, Inc., a Maryland corporation, Strategic Storage Operating Partnership II, L.P., a Delaware limited partnership and/or Strategic Storage Trust II, Inc., a Maryland corporation, has a direct or indirect ownership interest, (iii) a real estate investment trust of which Buyer or an affiliate of Buyer is the external advisor, or (iv) a Delaware statutory trust of which Buyer or an affiliate of Buyer is the signatory trustee (herein referred to as “Permitted Assignees”). Additionally, Buyer further shall have the right to assign its rights under this Agreement to acquire any or all of the parcels comprising the Property to separate Permitted Assignees.

17. NOTICE. All notices given pursuant to any provisions of this Agreement shall be in writing and shall be effective only if delivered personally, sent by a national over-night carrier, or sent by telecopy, to the addresses set forth below. Any such notice shall be deemed to have been given (i) on the date of receipt, if personally delivered, (ii) if sent by overnight courier, on the first business day after being deposited into the custody of such overnight courier, addressed to such party at the address specified below, and (iii) if sent by telecopy, on the date delivered by facsimile to the respective numbers specified below, provided confirmation of facsimile is received and further provided any such facsimile notice shall be sent by one of the other permitted methods of providing notice on the next succeeding business day. The addresses of the parties for all notices are as follows (unless changed by similar notice in writing given by the particular party whose address is to be changed):

To Buyer:	SST II Acquisitions, LLC
111 Corporate Drive, Suite 120
Ladera Ranch, CA 92694
Attn: H. Michael Schwartz
Phone: (949) 429-6600
Fax: (949) 429-6606

with copies to:	SST II Acquisitions, LLC
8235 Douglas Avenue, #815
Dallas, Texas 75225
Attn: Wayne Johnson
Phone: (214) 217-9797
Fax: (214) 217-9798;
and

Mastrogiovanni Mersky & Flynn, P.C.
2001 Bryan Street, Suite 1250
Dallas, Texas 75201
Attn: Charles Mersky, Esq.
Phone: (214) 922-8800
Fax: (214) 922-8801

To Seller:	George’s Stor-Mor Realty, LLC, GSM Two, LLC, 15 Chaparral, LLC, 2561 Sweeten Creek, LLC, 2635 WL, LLC, Swannanoa Storage, LLC and 3175 Storage, LLC
c/o Mindful Management LLC
Attn: Jeffrey Pechter and Stephen Block
280 NE 2nd Avenue
Delray Beach, Florida 33444
Phone: (561) 357-0121
Fax: (561) 357-0141

With a copy to:	Baritz & Colman LLP
Attn: Nancy B. Colman, Esq.
1075 Broken Sound Parkway NW, Suite 102
Boca Raton, Florida 33487
Phone: (561) 864-5100
Fax: (561) 864-5101

To Escrow Agent:	First American Title Insurance Company
Attn: Yessie A. Gonzalez, Senior Commercial Escrow Officer
2121 Ponce de Leon Boulevard, Suite 710
Coral Gables, Florida 33134
Phone: 305-908-6253
Fax: (866) 908-6012

18. CONFIDENTIALITY.

(A) Buyer acknowledges that it has had and prior to Closing will have access to certain confidential information of the Sellers, including client and supplier lists, operational policies and methods, marketing plans, and other confidential information with respect to Sellers and the Sellers’ business and assets (collectively, “Confidential Information”). Confidential Information includes not only written information but also information transferred electronically or by any other means. Buyer agrees, at all times from the date hereof and all times thereafter through Closing, to, and shall cause its affiliates, officers, directors, employees and agents to: (a) treat and hold as confidential (and not disclose or provide access to any person to or use), any Confidential Information; and (b) if Buyer or any such affiliate, officer, director, employee or agent becomes legally compelled to disclose any such Confidential Information, provide the Sellers with prompt written notice of such requirement so that the Sellers may seek a protective order or other remedy. Further, from the date hereof through Closing, Buyer and/or its affiliates and principals shall not disclose the terms or existence of this Agreement or the sale and purchase hereunder in any manner whatsoever, whether by press releases, public announcement or otherwise without Sellers’ written consent. Buyer acknowledges and agrees that the Sellers’ remedies at law for any breach or threatened breach of this paragraph may be inadequate, and that in addition to such remedies, the Sellers shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any such breach or threatened breach without the need to demonstrate that monetary damages are inadequate. Buyer understands Sellers have endeavored to include in the Confidential Information those materials which it believes to be reliable and relevant for the purpose of Buyer evaluating whether or not to proceed to Closing. However, Buyer acknowledges that neither the Sellers (except as may be otherwise expressly set forth herein) or Jefferies LLC (on Sellers’ behalf) nor any of their respective directors, officers, employees, agents or outside advisors makes any representation or warranty as to the accuracy or completeness of the Confidential Information and, subject to Sellers’ representations and warranties set forth herein, such persons shall have no liability to Buyer resulting from any use of the Confidential Information. Further, other than with respect to Sellers’ representations and warranties set forth in this Agreement, Buyer affirmatively waives any claim it might have against either the Sellers, its principals, agents, officers, directors, affiliates, advisors and/or Jefferies LLC in connection with the Confidential Information. Buyer acknowledges that, subject to Sellers’ representations and warranties set forth herein, the Confidential Information is/was offered as a guide only and that Buyer is/was solely responsible for independently verifying any Confidential Information provided. Buyer agrees that due and adequate consideration has been given for this waiver and that the waiver is a material inducement to Sellers entering into this agreement. In the event of any conflict between the terms contained herein and the original Non-Disclosure/Confidentiality Agreement signed between the parties, the provisions contained herein shall control. This provision shall survive Closing.

(B) Sellers and Buyer hereby covenants and agrees that, at all times after the Effective Date and continuing after the Closing, unless consented to in writing by the other party (which consent may be granted or withheld in the sole discretion of such party), no press release or other public disclosure concerning this transaction may be made by either party which discloses the Purchase Price or any other economic terms of this transaction, and Sellers and Buyer agree to use best efforts to prevent disclosure of any such restricted information by any third party.

(C) Notwithstanding the foregoing, (i) Buyer or Sellers shall be entitled to make disclosures concerning this Agreement and materials provided hereunder to its lenders, attorneys, accountants, employees, agents and other service professionals as may be reasonably necessary in furtherance of the transactions contemplated hereby, (ii) Buyer shall be entitled to make disclosures concerning this transaction and materials provided hereunder to its potential debt and equity sources; (iii) Sellers shall be entitled to make disclosures concerning this transaction to its current lenders in connection with any defeasance or yield maintenance; and to any partners or members of Sellers; and (iii) Buyer and Sellers shall be entitled to make such disclosures concerning this Agreement and materials provided hereunder as may be necessary to comply with (a) any court order, (b) the directive of any applicable governmental authority, or (c) any applicable securities law, rule and/or regulation.

The provisions of this Section 18 shall survive Closing or any termination of this Agreement.

19. SELLER ONGOING OPERATIONS. Prior to the Closing Date, Sellers shall continue to fulfill all of their obligations under the terms of the Leases and the Service Contracts and the Sellers shall maintain, repair, manage and operate the Property in substantially the same condition and manner as the Property is now maintained, repaired, managed and operated, and in accordance with the standards of a professional property manager for the kind and type of self-storage facility project in the area where the Property is located. Until Closing, the Sellers will continue to keep the Property insured in the amounts and with the coverages as of the date hereof.

20. DEFAULT.

A. If Buyer fails or refuses to perform in accordance with the terms of this Agreement, the Sellers shall provide Buyer with written notice of such default with specificity, and the Buyer shall have five (5) business days from receipt of such notice to cure such default, and if the default is monetary in nature, the Buyer shall have one two (2) business days from receipt of such notice to cure such default. No notice shall be required with respect to Buyer’s failure to timely close as and when required under this Agreement. Any default by Buyer beyond the aforementioned cure period, or Buyer’s failure to timely close, shall result in the Deposit being forfeited to Sellers as liquidated damages, which shall be Sellers’ sole and exclusive remedy. In that regard, Sellers acknowledge and agree that (i) the Deposit is a reasonable estimate of, and bears a reasonable relationship to, the damages suffered and costs incurred by Sellers as a result of having subjected the Property to the terms of this Agreement; (ii) the actual damages suffered and costs incurred by Sellers as a result of such failure of Buyer to close under this Agreement would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Agreement to the amount of the Deposit in the event this Agreement is terminated and the transaction contemplated by this Agreement does not close due to a default of Buyer under this Agreement; and (iv) the Deposit shall be and constitute valid liquidated damages. In the event of such termination, this Agreement shall become null and void other than the provisions which expressly survive Closing or termination of this Agreement.

B. If Sellers fail or refuse to perform in accordance with the terms of this Agreement, within five (5) business days following Sellers’ receipt of written notice from Buyer regarding a default by Sellers hereunder (except that no such notice and cure period shall be applicable with respect to Sellers’ failure to timely close as and when required under this Agreement) Buyer shall have the right, to either: (i) seek enforcement of this Agreement by decree of specific performance, and if specific performance is granted, Sellers shall reimburse Buyer for its costs and expenses (including without limitation reasonable attorneys’ fees and disbursements); or (ii) terminate this Agreement, in which event (a) the Deposit shall be returned to Buyer, (b) Sellers shall reimburse Buyer for all out of pocket expenses incurred by Buyer and/or any affiliate of Buyer in connection with this Agreement (including without limitation, all fees, costs or expenses incurred by Buyer in connection with the assumption of the Loan in connection with the intended acquisition of the Property, such as loan deposits, commitment fees, rate lock fees and similar lender expenses), and (c) this Agreement shall be deemed null, void, and of no further force or effect between the parties other than any obligations which expressly survive a termination of this Agreement,. Notwithstanding the foregoing, if specific performance of Sellers’ obligation to convey the Property is not available to Buyer due to an intentional act of Sellers, or, if upon the exercise of its right to specific performance, Buyer would not receive substantially the benefit of its bargain due to an intentional act by Sellers, then in either such case, in addition to terminating this Agreement and receiving the return of the Deposit, Buyer may seek actual damages.

C. In no event shall either party be entitled to any remedies or damages for breach of this Agreement, except as set forth hereinabove. In no event shall any party be entitled to punitive or consequential damages for the breach of this Agreement.

21. DISCLAIMERS AND WAIVERS

A. No Reliance on Documents. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 7 HEREOF AND IN THE CLOSING DOCUMENTS, SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO THE TRUTH, ACCURACY OR COMPLETENESS OF ANY MATERIALS, DATA OR INFORMATION DELIVERED BY SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY. BUYER ACKNOWLEDGES AND AGREES THAT ALL MATERIALS, DATA AND INFORMATION DELIVERED BY SELLERS TO BUYER IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY ARE PROVIDED TO BUYER AS A CONVENIENCE ONLY AND THAT ANY RELIANCE ON OR USE OF SUCH MATERIALS, DATA OR INFORMATION BY BUYER SHALL BE AT THE SOLE RISK OF BUYER, EXCEPT AS OTHERWISE EXPRESSLY STATED HEREIN. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SUBJECT TO SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN THE DOCUMENTS DELIVERED AT CLOSING, BUYER ACKNOWLEDGES AND AGREES THAT (A) ANY ENVIRONMENTAL OR OTHER REPORT WITH RESPECT TO THE PROPERTY WHICH IS DELIVERED BY SELLER TO BUYER SHALL BE FOR GENERAL INFORMATIONAL PURPOSES ONLY, (B) BUYER SHALL NOT HAVE ANY RIGHT TO RELY ON ANY SUCH REPORT DELIVERED BY SELLERS TO BUYER, BUT RATHER WILL RELY ON ITS

OWN INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AND ANY REPORTS COMMISSIONED BY BUYER WITH RESPECT THERETO, AND (C) NEITHER SELLERS, ANY AFFILIATE OF SELLERS NOR THE PERSON OR ENTITY WHICH PREPARED ANY SUCH REPORT DELIVERED BY SELLERS TO BUYER SHALL HAVE ANY LIABILITY TO BUYER FOR ANY INACCURACY IN OR OMISSION FROM ANY SUCH REPORT.

Disclaimers. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN SECTION 7 HEREOF AND IN THE CLOSING DOCUMENTS, BUYER UNDERSTANDS AND AGREES THAT SELLERS ARE NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED OR SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH APPLICABLE LAWS, THE ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS OR OTHER TOXIC SUBSTANCES (INCLUDING WITHOUT LIMITATION MOLD OR ANY MOLD CONDITION) COMPLIANCE WITH ENVIRONMENTAL LAWS OR ACCESS LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLERS SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLERS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLERS, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLERS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING.

BUYER REPRESENTS TO SELLERS THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS

TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS MATERIALS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY OR WITH RESPECT TO ACCESS LAWS, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLERS OR THEIR AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, DESIGN, CONSTRUCTION DEFECTS, ADVERSE PHYSICAL OR ENVIRONMENTAL CONDITIONS, OR NONCOMPLIANCE WITH ACCESS LAWS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SUBJECT TO SELLERS’ REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS DELIVERED AT CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLERS (AND SELLERS’ AND THEIR PARTNERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AFFILIATES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT OR UNDER ANY ENVIRONMENTAL LAW), LOSSES, DAMAGES, LIABILITIES, FINES, PENALTIES (WHETHER BASED ON STRICT LIABILITY OR OTHERWISE), COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLERS (AND SELLERS’ AND THEIR PARTNERS’ RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES, AFFILIATES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS OR ACCESS LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY CLAIM OF BUYER WITH RESPECT TO ANY BREACH BY SELLERS OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLERS THAT EXPRESSLY SURVIVE CLOSING AS SET FORTH HEREIN OR IN THE DOCUMENTS DELIVERED AT CLOSING.

BUYER AGREES THAT SHOULD ANY INVESTIGATION, CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS (INCLUDING WITHOUT LIMITATION ANY MOLD OR MOLD CONDITION) ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SELLERS SHALL HAVE NO LIABILITY TO BUYER TO PERFORM OR PAY FOR SUCH INVESTIGATION, CLEAN-UP, REMOVAL OR REMEDIATION, AND BUYER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. BUYER FURTHER AGREES

THAT SHOULD ANY INVESTIGATION OR CURATIVE ACTION ON OR RELATED TO THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING UNDER ANY ACCESS LAWS, SELLERS SHALL HAVE NO LIABILITY TO BUYER TO PERFORM OR PAY FOR SUCH INVESTIGATION OR CURATIVE ACTION AND BUYER EXPRESSLY WAIVES AND RELEASES ANY CLAIM TO THE CONTRARY. THE FOREGOING SHALL NOT BE INTERPRETED TO WAIVE ANY BREACH BY SELLERS OF ANY EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY SELLERS HEREIN THAT EXPRESSLY SURVIVE CLOSING PURSUANT HERETO OR OF ANY REPRESENTATIONS OR WARRANTIES SET FORTH IN THE DOCUMENTS DELIVERED AT CLOSING.

BUYER REPRESENTS AND WARRANTS THAT THE TERMS OF THE RELEASE CONTAINED HEREIN AND ITS CONSEQUENCES HAVE BEEN COMPLETELY READ AND UNDERSTOOD BY BUYER, AND BUYER HAS HAD THE OPPORTUNITY TO CONSULT WITH, AND HAS CONSULTED WITH, LEGAL COUNSEL OF BUYER’S CHOICE WITH REGARD TO THE TERMS OF THIS RELEASE. BUYER ACKNOWLEDGES AND WARRANTS THAT BUYER’S EXECUTION OF THIS RELEASE IS FREE AND VOLUNTARY.

B. The term “Access Laws” means the Americans With Disabilities Act, the Fair Housing Act, the Rehabilitation Act and other federal laws and all applicable state, regional, county, municipal and other local laws, regulations and ordinances governing access to handicapped or disabled persons or the construction or design of residential dwelling units, places of public accommodation, or common areas which are at or on the Property.

C. Sellers and Buyer acknowledge that the provisions of this Section 21 are an integral part of the transactions contemplated in this Agreement and a material inducement to Sellers to enter into this Agreement and that Sellers would not enter into this Agreement but for the provisions of this Section 21. Sellers and Buyer agree that the provisions of this Section 21 shall survive Closing or any termination of this Agreement.

22. MODIFICATIONS. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. Signatures inscribed on the signature pages of this Agreement or any formal amendment which are transmitted by telecopy or email transmission (e.g., PDF files) shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver to the other party an executed original of this Agreement or any such formal amendment with its actual signature, but a failure to do so shall not affect the enforceability of this Agreement or any such formal amendment, it being expressly agreed that each party to this Agreement or any formal amendment shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement or any formal amendment.

23. CALCULATION OF TIME PERIODS. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., Eastern Time.

24. SUCCESSORS AND ASSIGNS. Subject to the limitations of assignment as provided for herein, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

25. ENTIRE AGREEMENT. This Agreement, including the Schedules attached hereto contain the entire agreement between the Parties pertaining to the subject matter hereof and fully supersede all prior written or oral agreements and understandings between the Parties pertaining to such subject matter.

26. FURTHER ASSURANCES. Each Party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall, if requested by Sellers, execute acknowledgments of receipt with respect to any materials delivered by Sellers to Buyer with respect to the Property. The provisions of this Section 26 shall survive Closing.

27. COUNTERPARTS. This Agreement may be executed in identical counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

28. SEVERABILITY. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

29. APPLICABLE LAW. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Sellers and Buyer hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Buyer and Sellers agree that the provisions of this Section 29 shall survive the Closing of the transaction contemplated by this Agreement.

30. NO THIRD PARTY BENEFICIARY. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Sellers and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

31. SELLERS’ ACCESS TO RECORDS AFTER CLOSING. Buyer shall reasonably cooperate with Sellers for a period of two (2) years after Closing (or such lesser period as Buyer may own the Property) to make available Buyer’s property records, as Sellers may reasonably request, in case of Sellers’ need in response to any legal requirement, tax audit, tax return preparation, securities law filing, or litigation threatened or brought against Sellers, by allowing Sellers and their agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Sellers), at all reasonable times to examine and make copies, at Sellers’ expense, of any and all instruments, files and records which predate the Closing; provided, however, that nothing contained in this Section shall require Buyer to retain any files or records for any particular period of time. This Section 31 shall survive Closing.

32. CAPTIONS. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

33. CONSTRUCTION. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any schedules or amendments hereto.

34. TERMINATION OF AGREEMENT. It is understood and agreed that if either Buyer or Sellers terminate this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Sellers and Buyer from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

35. SURVIVAL. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed (4(C), 7(E), 8(C), 11(B)(2), 12(A), 12(B), 14, 18, 21, 26, and any other provisions contained herein that by their terms survive the Closing (the “Obligations Surviving Closing”). Except for the Obligations Surviving Closing, all representations, warranties, covenants and agreements contained in this Agreement shall be merged into the instruments and documents executed and delivered at Closing. The Obligations Surviving Closing shall survive the Closing; provided, however, that the representations and warranties of Sellers contained in Section 7, as updated by Seller’s Closing Certificate, and the representations and warranties of Buyer contained in Section 8, shall survive for the periods set forth herein.

36. TIME OF ESSENCE. Time is of the essence with respect to this Agreement.

37. COVENANT NOT TO RECORD. Buyer shall not record this Agreement or any memorandum or other evidence thereof other than in connection with a specific performance suit. Any such prohibited recording shall constitute a material default hereunder on the part of Buyer.

38. LIMITATION OF SELLERS’ LIABILITY. Buyer shall have no recourse against any of the past, present or future, direct or indirect, shareholders, partners, members, managers, principals, directors, officers, agents, incorporators, affiliates or representatives of Sellers or their general partner or of any of the assets or property of any of the foregoing for the payment or collection of any amount, judgment, judicial process, arbitral award, fee or cost or for any other obligation or claim arising out of or based upon this Agreement and requiring the payment of money by Sellers. This Section 38 shall survive the Closing.

39. JURY WAIVER. IN ANY LAWSUIT OR OTHER PROCEEDING INITIATED BY SELLERS OR BUYER UNDER OR WITH RESPECT TO THIS AGREEMENT, TO THE EXTENT ENFORCEABLE UNDER APPLICABLE LAW, SELLERS AND BUYER EACH WAIVE ANY RIGHT IT MAY HAVE TO TRIAL BY JURY.

40. TERMINATION OF COMPANION AGREEMENTS. All Property under this Agreement must close simultaneously except for the Development Parcels which may close after the Closing Date if Site Plan Approval is not obtained by the Closing Date (as set forth herein). Further, the Closing under this Agreement is expressly contingent upon a closing of the Companion Agreements having occurred. If any term, provision or condition of this Agreement provides that the Buyer or Sellers may terminate, or that this Agreement shall terminate upon the happening of (or failure to happen of) any term, provision or condition of this Agreement, or upon an event of default by either the Buyer or the Sellers which, by its terms, terminates this Agreement (a “Termination Event”), then this Agreement and all Companion Agreements (except if closing has already occurred under the Companion Agreements) shall be deemed to be terminated, in which case the Deposit shall be delivered to the party entitled thereto under this Agreement, and neither Sellers nor Buyer shall have any further rights or obligations under this Agreement and the Companion Agreements, except to the extent such rights and obligations expressly survive a termination of this Agreement and the Companion Agreements respectively. For avoidance of doubt, (i) a default by the seller under any Companion Agreement shall be deemed a default by Seller under this Agreement as well as a default by each of the sellers under all of the other Companion Agreements (to the extent the Companion Agreements have not closed), in which event Buyer shall have the rights and remedies set forth in Section 20(B) of this Agreement, (ii) a default by the Sellers under this Agreement shall constitute a default by each of the sellers under all of the Companion Agreements (to the extent the Companion Agreements have not closed), (iii) a default by the buyer under any Companion Agreement shall be deemed to be a default by Buyer under this Agreement as well as a default by each of the buyers under all of the other Companion Agreements, in which event Sellers shall have the rights and remedies set forth in Section 20(A) of this Agreement; and (iv) a default by Buyer under this Agreement shall constitute a default by each of the buyers under all of the Companion Agreements (to the extent the Companion Agreements have not closed). Additionally, in the event the buyer under any of the Companion Agreements terminates one of those agreements in accordance with Paragraphs 15 or 49 therein, same shall not trigger a termination of this Agreement despite the provisions of this Paragraph. For the avoidance of doubt, if the Buyer discovers an environmental issue under Paragraph 49 herein on any Property or a material loss under Paragraph 15 occurs on any Property under this Agreement, then, unlike the Companion Agreements where a single property may be excluded from the sale without triggering a termination or default, same shall NOT apply to this Agreement as all Property under this Agreement (Asheville) must close and be sold together, with the exception of the Development Parcels which are subject to Site Plan Approval and may be closed on a different date.

41. EFFECTIVE DATE For purposes of this Agreement, the “Effective Date” shall mean the later of the dates that this Agreement has been executed by Sellers and Buyer, as indicated on the signature page hereof, unless this Agreement is executed by Sellers and Buyer on the same date, in which event such same date shall constitute the Effective Date.

42. NON-COMPETITION. Sellers shall deliver a non-compete agreement (the “Non-Compete Agreement”) to Buyer at Closing in form and content satisfactory to Buyer executed by Sellers and the Representing Parties. The Non-Compete Agreement shall provide that neither Sellers nor the Representing Parties nor any of their respective principals, partners, members, managers, directors, officers, shareholders and/or affiliates may directly or indirectly develop, own, lease, manage or operate a self- storage facility for a period of three (3) years subsequent to the Closing within a three (3) mile radius of the Property (it being understood that Seller shall deliver to Buyer at Closing one Non-Compete Agreement for each parcel comprising the Property).

43. COOPERATION WITH BUYER’S AUDITORS AND SEC FILING REQUIREMENTS.

A. From the Effective Date through and including seventy five (75) days after the Closing Date, Sellers shall provide to Buyer (at Buyer’s expense) copies of, or shall provide Buyer access to, the books and records with respect to the ownership, management, maintenance and operation of the Property and shall furnish Buyer with such additional information concerning the same as Buyer shall reasonably request and which is in the possession or control of Sellers, or any of their affiliates, agents, or accountants, to enable Buyer (or Strategic Storage Trust II, Inc., a Maryland corporation and/or Strategic Storage Growth Trust, Inc, a Maryland corporation or their respective affiliates), to file its or their Form 8-K, if, as and when such filing may be required by the Securities and Exchange Commission (“SEC”). At Buyer’s sole cost and expense, Sellers shall allow Buyer’s auditor (CohnReznick LLP or any successor auditor selected by Buyer) to conduct an audit of the income statements of the Property for the calendar year prior to Closing (or to the date of Closing) and the two (2) prior years, and shall cooperate (at no cost to Sellers) with Buyer’s auditor in the conduct of such audit. In addition, Sellers agree to provide to Buyer’s auditor a letter of representation substantially in the form attached hereto as Schedule 13 (the “Representation Letter”), and, if requested by such auditor, will provide historical financial statements for the Property, including income and balance sheet data for the Property, whether required before or after Closing. Without limiting the foregoing, (i) Buyer or its auditor may audit Sellers’ operating statements of the Property, at Buyer’s expense, and Sellers shall provide such documentation as Buyer or its auditor may reasonably request in order to complete such audit, (ii) Sellers shall furnish to Buyer such financial and other information as may be reasonably required by Buyer to make any required filings with the SEC or other governmental authority; provided, however, that the foregoing obligations of Sellers shall be limited to providing such information or documentation as may be in the possession of, or reasonably obtainable by, Sellers, or their agents and accountants, at no cost to Sellers, and in the format that Sellers (or their affiliates, agents or accountants) have maintained such information, and (iii) Sellers and Buyer acknowledge and agree that the Representation Letter is not intended to expand, extend, supplement or increase the representations and warranties made by Sellers to Buyer pursuant to the terms and provisions of this Agreement or to expose Sellers to any risk of liability to third parties.

B. Although the Representation Letter is premised upon Sellers utilizing generally accepted accounting principles (“GAAP”), Sellers have informed Buyer that Sellers’ books and records are not kept in accordance with GAAP, but rather use the modified cash and accrual basis method of accounting. Inasmuch as the Representation Letter requires that Sellers’ books and records be kept in accordance with GAAP, Buyer has agreed, at its expense, to have its auditors convert Sellers’ books and records to GAAP, prior to Sellers executing the Representation Letter, and Sellers agree to so execute the Representation Letter following the conversion of its books and records to GAAP by Buyer’s auditors, conditioned upon Sellers being able to review the financials after conversion to GAAP. If Sellers believes that an error or misrepresentation exists, the parties will mutually agree to resolve same between the accountants for each party. Additionally, notwithstanding anything herein, Sellers shall not be required to prepare any additional documents that do not already exist.

The provisions of this Section 43 shall survive Closing.

44. INDEPENDENT CONSIDERATION. Contemporaneously with the execution hereof, Buyer shall deliver to Sellers the sum of One Hundred and no/100 Dollars ($100.00), representing independent consideration for the Due Diligence Period and Buyer’s right to terminate this Agreement during the Due Diligence Period.

45. OBLIGATION TO PROVIDE NOTICES. Sellers agree to promptly provide Buyer with copies of any and all notices which Sellers receive from and after the Effective Date concerning (i) any proposed or threatened condemnation of the Property, (ii) any alleged violations of the Property with respect to applicable governmental laws or requirements, (iii) any litigation filed or threatened against Sellers or the Property, or (iv) any other matter that adversely affects, or potentially could adversely affect, the Property.

46. AUCTION. Sellers will conduct an auction for all units seventy-five (75) days or more past due prior to the Closing Date, in accordance with Sellers’ current operating practices. All auctions shall be conducted in accordance with the laws of the state where the Property is situated. Sellers will indemnify and hold Buyer and Buyer’s agents and representatives harmless from any legal actions brought by any tenant as a result of any such auction or any other action of Sellers with regard to the sale of a tenant’s property during the period Sellers owned the Property. Sellers’ obligations under the immediately preceding sentence expressly shall survive Closing.

47. PROPERTY APARTMENTS. In the event the Property contains one or more apartments (collectively, the “Property Apartments”, whether one or more), whether for the use of the property manager or otherwise, Sellers shall (i) cause all tenants and other occupants of the Property Apartments to vacate same not later than Closing, (ii) deliver possession of the Property Apartments to Buyer at Closing, in good condition, free and clear of the claims of any tenants or other existing tenancies, and not otherwise subject to the rights or claims of any third party, and (iii) indemnify and hold Buyer harmless from and against any claims, causes of action, loss, cost or expense incurred by Buyer with respect to the Property Apartments. Sellers’ obligations contained in this Section 47 expressly shall survive Closing.

48. CELL TOWER LEASES AND BILLBOARD LEASES. Sellers shall transfer to Buyer at Closing all of Sellers’ right, title and interest in and to all cell tower leases, if any, relating to the Property, as set forth on Schedule 11 hereto, pursuant to an instrument of assignment in form reasonably acceptable to Sellers and Buyer, Similarly, Sellers shall transfer to Buyer at Closing all of Sellers’ right, title and interest in and to all billboard leases, if any, relating to the Property, as set forth on Schedule 12 hereto, pursuant to an instrument of assignment in form reasonably acceptable to Sellers and Buyer, All rentals payable under any such cell tower lease and billboard lease shall be prorated between Sellers and Buyer at Closing.

49. ENVIRONMENTAL. Buyer shall conduct an environmental inspection of the Property during the Due Diligence Period (the “Initial Report”). In the event that Buyer determines (as a result of a third party report commissioned by Buyer), after the date of the initial inspection set forth in the Initial Report but prior to Closing, that there are conditions on, at or relating to the Property which arose after the inspection date set forth in the Initial Report and which are in non-compliance with any Environmental Law that will require remediation under any applicable federal or state laws, and the cost of such remediation is greater than $150,000.00 and Sellers have not agreed to remediate, and in fact such condition has not been remediated prior to Closing, at Sellers’ cost, then, notwithstanding anything to the contrary contained herein, Buyer may terminate this Agreement on or before the Closing Date upon written notice to Sellers, in which event, the portion of the Deposit allocable to the Property, as set forth on Exhibit “C” hereto, shall be immediately returned to Buyer, without the consent or joinder of Sellers being required and notwithstanding any instructions to the contrary which might be provided by Sellers, and thereafter neither party hereto shall have any further rights or obligations under this Agreement except for such obligations which, pursuant to the terms of this Agreement, survive the termination hereof. In the event this Agreement is terminated pursuant to the provisions of this paragraph and if the Companion Agreements have not already closed, then all Companion Agreements shall be deemed terminated as well.

50. MINDFUL PROTECTION PLAN. Some of the Leases may have the Mindful Protection Plan addendum (the “Plan”). Upon expiration of the Due Diligence Period, if Buyer has not canceled this Agreement, Sellers shall give notice to the tenants with the Plan (the date of such notice being herein called the “Notice Date”) that the Plan is being canceled effective as of the Closing Date, and shall cause the Plan to so terminate on the Closing Date. After the Notice Date, Buyer may provide information to the tenants of any new plan Buyer intends to put in place.

51. NON-SOLICITATION OF EMPLOYEES. Buyer may speak with Sellers’ employees during the Due Diligence Period about issues concerning the Property so long as a representative from Sellers is present. However, Buyer may not solicit any employees of Sellers’ for hire until after the Due Diligence Period has expired and so long as Buyer has not elected to cancel this Agreement.

52. EXCLUSIVITY. So long as this Agreement is in full force and effect, Sellers agree not to enter into another purchase and sale agreement relating to the Property with any other party.

53. NO RE-TRADE. The Buyer acknowledges that the terms contained herein were a material inducement for the Sellers to enter into this Agreement. Accordingly, subject to any matters that may be disclosed by Buyer’s property condition report and/or environmental studies, the Buyer agrees that the terms contained herein shall not be re-negotiated and that the economic terms shall not be re-traded.

54. TRANSFER OF WEBSITE. At Closing, Sellers shall cause its affiliate, Mindful Management, LLC (“Mindful”) to transfer to Buyer or to such entity as Buyer may designate, the website and URL- www.mindfulstorage.com which is owned by Mindful. Mindful agrees to execute any and all reasonable documents necessary to transfer the website and URL. Mindful shall join in the execution of this Agreement for the purpose of consenting to this provision. Within twenty four (24) hours of transferring the website, Buyer shall remove any references to “Mindful” including any branding associated therewith. Buyer shall not be permitted to use the name “Mindful” in connection with its business in any capacity other than as part of the website address set forth above. This provision shall survive Closing.

55. DEVELOPMENT PARCELS. The following Sellers, 15 Chaparral LLC (“15 Chaparral”) and 3175 Storage, LLC (“3175 Storage”), own certain vacant parcels of land described on Exhibit “A” attached hereto [collectively the “Development Parcels”, and individually referred to as the “Chaparral Parcel” and the “3175 Parcel”], which are in the process of being developed. The Chaparral Parcel is part of the Property located at 1130 Sweeten Creek Road, Asheville, N.C. It is a condition to Buyer’s obligation to close the Chaparral Parcel that 15 Chaparral deliver the Chaparral Parcel to Buyer with Site Plan Approval documentation issued by the City of Asheville to construct 36,000 gross square feet of self-storage. The 3175 Parcel currently consists of an office/warehouse building totaling approximately 32,214 square feet located on 3.72 acres. It is a condition to Buyer’s obligation to close the 3175 Parcel that 3175 Storage deliver to Buyer the 3175 Parcel with Site Plan Approval documentation issued by the City of Asheville for Phase I development only of 66,100 gross square feet of self-storage as described on Exhibit “D” attached hereto. For purposes herein, “Site Plan Approval” (also known as “site work approval”) shall mean receipt of a letter or electronic mail notification that the City of Asheville has approved site related components to a project and that two (2) permits are ready to be issued: (a) zoning compliance permit; and (b) grading, drainage and storm water management permit. Site Plan Approval shall NOT mean actual issuance of these permits. The issuance of such permits and “site work approval” is conditioned upon attendance by Buyer at the City of Asheville’s pre-construction meeting along with the requisite parties (i.e. Buyer’s contractor, landscape architect, etc) after Buyer takes ownership of the Chaparral Parcel and 3175 Parcel.

56. HIGHLANDS BRIDGE. The bridge at the property located at 90-120 Highlands is currently in need of repairs. Said bridge shall be repaired or replaced by Seller of that property prior to the Closing Date. In the event the repairs or replacement cannot be completed by the Closing Date, Seller agrees to escrow with Escrow Agent pursuant to a separate escrow agreement an agreed upon sum to insure that the repair or replacement can be completed post-closing by Buyer. All such repairs shall be performed and completed in a manner acceptable to the municipality in which the bridge is located.

57. LIST OF EXHIBITS AND SCHEDULES. The following exhibits and schedules are attached to this Agreement and incorporated herein for all purposes:

EXHIBIT A	Legal Description of the Real Property and Ownership Interests
EXHIBIT B	Tradenames
EXHIBIT C	Allocation of Purchase Price and Deposit
EXHIBIT D	3175 Parcel Drawing
EXHIBIT E	Lender Escrow Account Balances
EXHIBIT F	List of Loan Documents

Schedule 1	List of Furniture, Fixtures and Equipment
Schedule 2	List of Service Contracts
Schedule 3	Deliverables List
Schedule 4	Form of Deeds
Schedule 5	Intentionally Omitted
Schedule 6	Assignment of Personal Property, Service Contracts, Warranties and Leases
Schedule 7	Tenant Notice
Schedule 8	Seller Certificate
Schedule 9	Rent Roll
Schedule 10	Companion Agreements
Schedule 11	Cell Tower Leases
Schedule 12	Billboard Leases
Schedule 13	Letter of Representation

58. CONDITION PRECEDENT TO BUYER’S OBLIGATION TO CLOSE. It shall be a condition precedent to Buyer’s obligation to consummate the transaction contemplated by this Agreement (herein, the “Lender Approval Condition”), that (i) Lender shall unconditionally consent to the Loan Assumption in writing, within 300 days of the Effective Date (“Loan Assumption Deadline”), on terms satisfactory to Buyer in its sole discretion (herein referred to as “Loan Assumption Approval”), and (ii) Lender shall execute and deliver the Loan Assumption Documents to Buyer at Closing. In the event that the Lender Approval Condition for any reason is not satisfied by Loan Assumption Deadline, then Buyer shall be entitled to terminate this Agreement upon written notice to Seller, whereupon this Agreement shall terminate, the Deposit shall be returned to Buyer by Escrow Agent, without the consent or joinder of Seller being required and notwithstanding any contrary instructions from Seller, and the parties shall have no further obligations under this Agreement, except as to those obligations that expressly survive termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and date first above written.

BUYER:

SST II Acquisitions, LLC, a Delaware limited liability company

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	President

Date:	March 25, 2016

SELLER:

George’s Stor-Mor Realty, LLC, a Delaware limited liability company,

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

GSM Two, LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

15 Chaparral, LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

2561 Sweeten Creek, LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

2635 WL, LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

Swannanoa Storage, LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

3175 Storage, LLC, a Delaware limited liability company

By:	/s/ Jeffrey S. Pechter
Jeffrey S. Pechter, Manager
Date:	March 25, 2016

Mindful Management, LLC, a Florida limited liability company (for the purpose of Paragraph 54 only)

By:	/s/ Jeffrey S. Pechter
Name:	Jeffrey Pechter
Title:	Manager

Date:	March 25, 2016

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